UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 16, 2012

Ecologic Transportation, Inc.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

1327 Ocean Avenue, Suite B, Santa Monica, California 90401
(Address of principal executive offices)
                                                              Registrant’s telephone number, including area code (310) 899-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "intends", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on page 5 of this current report, which may cause our or our industry's actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to "common shares" refer to the common shares in our capital stock.

As used in this current report and unless otherwise indicated, the terms "we", "us", "our", “Company”, and “Ecologic” mean Ecologic Transportation, Inc., a Nevada corporation, unless otherwise indicated.

Item 1.01  Entry into a Material Definitive Agreement (s).

The following actions were taken pursuant to the unanimous written consent of the Board of Directors of Ecologic Transportation, Inc. (“EGCT”) dated March 14, 2012, in lieu of a special meeting of the stockholders.

On March 16, 2012 (the “Closing Date”), Ecologic Systems, Inc. (“ECOSYS”), our wholly owned subsidiary, entered into a Share Exchange Agreement with Amazonas Florestal, Inc. a Florida corporation (the “Share Exchange”).  ECOSYS acquired one hundred percent (100%) of the issued and outstanding shares of common stock of Amazonas Florestal, Inc. (“AMZO”) in exchange for seventy million (70,000,000) authorized but un-issued shares of common stock of ECOSYS.

It is intended that the Share Exchange will qualify as reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be a plan of reorganization for purposes of Section 368(a) of the Code.

Subsequent to the Closing, AMZO will be a wholly owned subsidiary of ECOSYS, (the "Merger"),  EGCT will own three percent (3%) of the ECOSYS outstanding capital stock (the “EGCT shares”), and the former AMZO shareholders (“AMZO Shareholders”) will own ninety-seven percent (97%) of the ECOSYS outstanding capital stock.

For a period of one hundred and eighty (180) days after the Closing the EGCT Shares will be subject to an anti-dilution provision.  The anti-dilution provision will protect the three (3%) percent ownership of the issued and outstanding capital stock of ECOSYS owned by EGCT.

Prior to the Closing, ECOSYS introduced AMZO management to the holderof its sixty thousand dollar ($60,000) convertible note in order to have non-affiliate parties associated with AMZO acquire all or a portion of the note.  ECOSYS assisted in the facilitation of the acquisition of the note as part of its negotiations with AMZO regarding the Share Exchange.  The terms of the convertible note allow for the conversion into common stock at par value.  If the note were to be fully converted at par value the result would be an additional sixty million (60,000,000) shares to be issued and outstanding in ECOSYS.  AMZO has agreed to request that all ECOSYS convertible debt be converted within 30 days of the Closing and the noteholders have agreed to do so.  The issuance of the common stock pursuant to the terms of the convertible note would affect the issued and outstanding shares of ECOSYS and would trigger the anti-dilution provision as it pertains to the shares of ECOSYS owned by EGCT.

To the extent required under the Securities Act of 1933, as amended, within sixty (60) days following the Closing, ECOSYS will cause to register the EGCT shares by filing a Form S‑1 with respect to the registration for resale (the “Registration”).

Subsequent to the date upon which the Registration becomes effective, the Board of Directors of EGCT shall distribute the ECOSYS shares owned by EGCT to its shareholders through a dividend on a pro rata basis in proportion to their holdings in EGCT at the Closing Date.

Following the EGCT dividend, ECOSYS will cause a Rule 15c2-11 Exemption Request Form to be filed through a FINRA market-maker firm, in order for ECOSYS to receive a trading symbol and become a publicly traded company.

As a result of the transactions effected by the Share Exchange, (i) the former business of AMZO is now the sole business of ECOSYS and (ii) there is a change of control whereby the AMZO Shareholders now own a controlling 97% ownership interest in ECOSYS.  Subsequent to the Closing ECOSYS ceased to operate as a wholly owned subsidiary of EGCT.

Item 2.01   Fully Diluted Capital Structure Subsequent to Closing.

		Beneficial Ownership Number of Shares		Beneficial Ownership Percentage Owned
Name	Position	Before Closing	After Closing	Before Closing	After Closing
Ecologic Transportation, Inc.	Parent Company	2,000,000	(3,960,000) (1)	100%	3.0%
AMZO	Share Exchange Shares	_	70,000,000	0%	52.3%
Convertible Note holders	Convertible Shareholders	_	60,000,000	0%	44.7%

          (1) The increase in shares for the Ecologic Transportation, Inc. (EGCT) Shareholders from 2,000,000 at Closing to 3,960,000 at Closing is the result of the effect of the anti-dilution provision of the Share Exchange Agreement that provides that the EGCT Shareholders represent 3% of the issued and outstanding capital stock of Ecologic Systems, Inc. at Closing and for a period of 180 days from the Closing.

Item 2.02 Completion of Acquisition or Disposition of Assets.

The disclosure required by this item is included in Item 1.01 hereof and is incorporated herein by reference.

The foregoing summary of the Share Exchange Agreement  is not complete and is qualified in its entirety by reference to the complete text of the Share Exchange Agreement, which are attached hereto as Exhibits 1.1.

DESCRIPTION OF BUSINESS

Corporate History and Background of Ecologic Transportation, Inc.

We were incorporated in the State of Nevada on September 30, 2005 under the name Heritage Explorations Inc. On June 20, 2008, we merged with our wholly owned subsidiary and changed our name to USR Technology, Inc., and on June 26, 2008 our shares began trading under the symbol USRT. We were engaged primarily in the provision of drilling services internationally.

On July 2, 2009, USR's wholly owned subsidiary Ecological Acquisition Corp. was merged into Ecologic Sciences, Inc. (formerly Ecologic Transportation, Inc.) with Ecologic Sciences, Inc. being the sole surviving entity under the name “Ecologic Sciences, Inc.” and our company being the sole shareholder of the surviving entity. In connection with the closing of the merger, we issued an aggregate of 17,559,486 restricted shares of our common stock representing approximately 75.85% of the issued and outstanding shares of our company to the former shareholders of Ecologic Sciences, Inc.

Following the completion of the acquisition of Ecologic Sciences, Inc., we became a development stage company in the business of environmental transportation. We are structured with three operating units. Our primary operation is the car rental division, which will focus on an environmental car rental operation.We have two subsidiaries in addition to Ecologic Car Rentals, Inc.:

1.	Ecologic Products, Inc., a Nevada Corporation
2.	Ecologic Systems, Inc., a Nevada Corporation

These subsidiaries were created to provide an infrastructure and support for Ecologic Car Rentals. Our car rental business and our systems business intends to provide distribution channels for certain environmental products and both generate certain internal product requirements in order to allow us to be “green” throughout our operation. Initially our business plan calls for the products to be focused on transportation and its ancillary markets.

Car Rentals

Currently, we intend to rent only environmentally friendly vehicles in the compact, full-size and sport-utility vehicle classes. We intend to rent cars on daily, multi-day, weekly and monthly basis. We expect that our primary source of revenue will consist of “base time and mileage” car rental fees, which can include daily rates including mileage. We expect to also charge an additional fee for one-way rentals to and from specific locations. In addition to rental fees, we intend to sell other optional products to our customers, such as collision or loss damage waivers, supplemental liability insurance, personal effects coverage and gasoline.

Our customers will make rental reservations via our website, www.ecologictransportation.com, at our proposed partners’ websites, at the rental counter at any of our proposed locations, by phone, through several online travel websites that we intend to partner with or through a corporate account program in place with their employers.

We plan to acquire existing profitable independent car rental operations on a multi-regional basis and convert their operations to an Ecologic platform. We have identified independent car rental operations that will provide a multi-regional presence and can be used as a platform to become the only large “green” independent car rental operation in the U.S.

We will incrementally replace the fleets with our environmental vehicles over a 12 – 24 month period. Our strategy is to co-brand with the acquisitions for a limited period of time and complete the rebranding to “green” outlets as Ecologic Car Rentals.

Ecologic Products

Our car rental business and our systems business intend to provide distribution channels for certain environmental products and both generate certain internal product requirements in order to allow us to be “green” throughout our operation. Initially our business plan calls for the products to be focused on transportation and its ancillary markets.

In anticipation of our first rental car location and our need for environmentally friendly car cleaning (one of the most important aspects of a rental operation), we developed Ecologic Shine, a proprietary waterless car cleaning process that delivers cleaning comparable to normal washing without using any harmful chemicals.

We have launched Ecologic Shine in collaboration with Park ‘N Fly, the airport parking chain with prominent locations in 15 airport markets, and in this regard Park ‘N Fly has launched an initial test market and we currently have operations in Atlanta, San Diego and Los Angeles with encouraging results..

Ecologic Systems, Inc.

We had intended to develop and manage the “greening” of gas stations along with retrofitting them with alternative energy options and solutions. To build this infrastructure, we intended to provide turnkey management, installation, and integration of equipment procurement, equipment installation, contracting, fuel, and regulatory tax incentive and grant subsidization proposals.

History

ECOSYSwas formed in December 2008 under the name of Ecologic Rentals, Inc., and operates out of EGCT’s offices at 1327 Ocean Avenue, Suite B Santa Monica, CA.

On June 10, 2009, Ecologic Rentals, Inc. sold all of its capital stock, pursuant to a Stock Purchase Agreement, to EGCT, and henceforth operated as a wholly owned subsidiary of EGCT.In July 2009, Ecologic Rentals, Inc. filed a Certificate of Amendment with the state of Nevada, to formally change its name to Ecologic Systems, Inc.

ECOSYS was initially focused on integrating alternative Energy, Solar, Electrical and Natural Gas (includes Compressed Natural Gas (CNG), Hydrogen Compressed Natural Gas (HCNG), Electrical Charging Stations (Electricity), Solar Energy, Bio-Diesel, Ethanol (E-10, E-15 & E85).

ECOSYS created a business plan that centered on enhancing gas stations, parking structures, corporate offices, employee parking structures, government and municipality fleets and other locations with car traffic, both mobile and stationary, with alternative fuel and energy improvements.

In addition, ECOSYS intended to develop and manage the “greening” of gas stations along with retrofitting them with alternative energy options and solutions. In order to build this infrastructure, ECOSYS intended to provide turnkey management, installation, and integration of equipment procurement, equipment installation, contracting, fuel, and regulatory tax incentive and grant subsidization proposals.

In March 2009, ECOSYS initiated discussionswith Green Solutions & Technologies, LLC (“GST”) an innovative company formed to give consumers direct access to more environmentally friendly “green” fuels and technologies.  ECOSYS believed that the relationship with GST would be the best strategically in helping ECOSYS establish relationships with the California gas station and convenience store owners.

ECOSYS retained the legal services of The Law Offices of Chase Mellen in Los Angeles, CA, to assist in the negotiation with GST. After several months of negotiations, a Memorandum of Understanding (“MOU”) was entered into on May 12, 2009, and EGCT filed an 8K with the SEC on July 9, 2009.

ECOSYS developed its website, brand, market position and communication platform, and integrated it into the EGCT website at www.ecologictransportation.com.

In June, 2009, ECOSYS initiated its plan to acquire governmental funding through grants targeting ARRA American Recovery and Reinvestment Act of 2009. Throughgovernmental contacts, ECOSYS contacted members of Congress and the Senate whosit on the Committee and Sub-Committees in charge of funds distribution. ECOSYS targeted Technology and Sciences Committees, specifically dealing with Alternative Fuel & Infrastructure Development, as well as, Transportation & Infrastructure thru Technology and Innovation. ECOSYS distributed close 500 letters and corresponding DVD presentations to members describing the business model in developing the ECOSYS and EGCT as a whole.

 The response was encouraging, but most members felt that the ECOSYS needed to get the initial infrastructure in place before they could distribute grant funds.

ECOSYS realized that it was not going to be able to move forward with GST because the two companies were too far apart on the economics of their proposed joint venture.  ECOSYS terminated its relationship with GST.

Subsequently, ECOSYS has been in discussions and negotiations with several companies that management considered complementary to the objectives of ECOSYS and has signed non-disclosure agreements with certain of those entities.

ECOSYS began talks with a company that specializes in the safe hydrogen containment and delivery systems. ECOSYS believed that a partnership with this company and the licensing of its IP could streamline the implementation of hydrogen storage on both institutional and public fueling stations throughout the ECOSYS targeted regions. After continued discussion and further due diligence with the company, ECOSYS determined that the financial model and developmental timeline behind the company’s IP would not be beneficial to the ECOSYS plan at this stage.

ECOSYS signed an NDA on June 10, 2010 with a foreign company and started discussions about the possibility of ECOSYS acquiring the company.  ECOSYS wanted to own the technology, and to offer the product and service as part of strategic relationship with gas station owners.  The company, in conjunction with a strategic investor decided to pull out of negotiations and focus on the European market.

In September 2010, ECOSYS entered into a non-disclosure agreement with, and was desirous to acquire the licensing rights to, a foreign company’s patented technological platform that was a retrofit system for combustion engine vehicles that would dramatically reduce carbon emissions.  During the discussions ECOSYS came to the realization that the company was not able to deploy its technology in a commercialized manner and would not be a viable technology partner for ECOSYS to license emissions reduction technology from.

In December 2010, ECOSYS began working towards developing a strategic relationship with a national real estate brokerage company focused on the buying and selling of convenience store and gas station locations.

In February 2011 ECOSYS began discussions with a petroleum industry executive to work with ECOSYS to identify a strategic plan in order to effectuate a commercialization of its business plan and expand operations beyond a development stage business.  During these discussions, ECOSYS came to believe that the business of ECOSYS was not compatible with the primary focus of EGCT.  The ECOSYS management decided to draw up plans to present to the Board of EGCT, its sole shareholder.

A strategic plan to spinout ECOSYS from EGCT was developed, with a future plan to merge ECOSYS into a newly formed alternative fuel company focused on retail fuel contract acquisitions.

ECOSYS developed its detailed strategic network of targeted gas stations and convenience stores.  The network was comprised of a proprietary actuary special integration formula that was the underpinning to the ECOSYS Alternative Energy Network.  The proposed ECOSYS Alternative Network was designed to run north to south in the State of California from Sacramento to San Diego on two parallel highways; the 101 and the 5.  The ECOSYS Network spread out in a matrix of the local highway and freeway arteries in the San Francisco Bay Area, San Jose, Los Angeles and San Bernardino, Orange & San Diego Counties.

ECOSYS began development on an integrated click-thru mapping system for 5,000 targeted gas stations and convenience stores corresponding to the ECOSYS Network. The mapping system applied all pertinent contact information, integrated existing fueling options offered and local vehicle traffic to target ECOSYS’ primary stations. The mapping system is currently being developed into a computer application to be used by customers to find the closest station in the ECOSYS Network that meets their fueling needs.

ECOSYS management began the development of the ECOSYS Master Contract, Fueling Contract and Construction Contract that wouldbe used in the implementation of the retrofitting of fueling stations. The contract was developed to integrate aspects of the process specific to imitating an Alternative Fuel network and cover all aspects to be found within a retrofit development from start to finish.

ECOSYS completed the development of its interactive mapping of the ECOSYS Network of fueling stations, and beganto finalize the Mobile Application to be used by consumers for GPS identification and location of existing Alternative Fueling stations within the ECOSYS Network.

ECOSYS continued integration of its Alternative Fuel research for the state of California into the existing business planand researched introduction of new state and federal laws regardingAlternative Fuels development and Alternative Fuels Infrastructure and how they related to the implementation of the ECOSYS Network, regarding “C” stores and fueling stations.

In May 2011, ECOSYS signed a non-disclosure agreement and held meetings with an integrated energy company to discuss its patented and proprietary technology, including methods of converting solid, liquid and gaseous hydrocarbons into renewable electricity and clean biofuels to power vehicles and fuel cells.

Subsequently, ECOSYS terminated its discussions with all third party entities and, on May 13, 2011 ECOSYS presented a proposed transaction to the Board of EGCT in which ECOSYS would spin out of EGCT, and merge with a newly formed company, thereby facilitating ECOSYS’ desire to pursue the alternative retail fuel network.  The Board of EGCT requested that further information be presented, with a focus on the financials of the proposed business transaction.

During the months of June through September, 2011, ECOSYS prepared its due diligence package, including market forecasts and an extensive business plan, and continued to research strategic business opportunities and potential strategic partners.

ECOSYS determined that, although the ECOSYS business plan was strong and there was a positive probability for success, there remained too many uncertainties that were out of the realm of ECOSYS’ control.  The Board, therefore, decided to pursue selling the ECOSYS business to a better-capitalized company that had longer return on investments horizons.

In October 2011 ECOSYS met with AMZO. ECOSYS and AMZO executed a mutual Non-Disclosure Agreement.  After the two companies completed due diligence, it became apparent to the ECOSYS management that there existed a viable opportunity to enhance shareholder value by combining ECOSYS with AMZO.

Reason for the Share Exchange

The Board of EGCT and the Board and management of ECOSYS planned to develop ECOSYS into a profitable operation that would enhance the overall value of EGCT and transfer that value to the EGCT shareholders.

The Board of EGCT continues to support the overall business thesis of ECOSYS, but is faced with the reality that the lack of development in the alternative fuel retail market is not compatible with EGCT’s cash flow requirements.  EGCT, as the parent of ECOSYS, has been unable to raise sufficient working capital to fully exploit and grow the business of ECOSYS due to a number of factors, which, in the opinion of the Company’s management, include:

a.      Unfavorable market conditions in the development of retail environmental fuel operations;

b.      A lack of consumer demand of multiple alternative fuels options in the environmental transportation marketplace;

c.      The inconsistent and sometimes contradictory regulatory policies at the local, state and Federal levels regarding alternative fuels;

d.      A reduced government incentive in the form of tax credits and grants to help develop the developing alternative fuel retail market;

e.      The uncertainty of consumer acceptance and commercial adoption in the volumes needed to effectuate the commercialization of the ECOSYS business model; and

f.       The uncertain and fluctuating position of car manufacturers regarding what type of alternative fuel vehicles they were going to produce.

The Board of EGCT has therefore made the strategic decision to focus the majority of its resources and time on the development of its environmental car rental business and to enter into the Agreement with AMZO.

BUSINESS OF AMAZONAS FLORESTAL, INC.

Overview

Amazonas Florestal Inc., (“AMZO”), is a Florida corporation founded in 2010 as a diversified timber company focused on sustainable forestry practices in the management of its forestry holdings in the Brazilian state of Amazonas.  AMZO management and principal stakeholders have been owners of large forest tracks in the Amazon Rain Forest for over fifty years and are committed to sustainable management of the biodiversity of their property.  AMZO currently owns 90,108 acres of virgin rainforest land located in the state of Amazonas, Brazil.  This is the equivalent of approximately 141 sq. miles of land. AMZO intends on pursuing a strategy that will allow it to develop into a profitable enterprise while managing its properties.

Through strategic and focused Afforestation/Reforestation (AR), Avoided Deforestation (REDD and Improved Forest Management (IFM), AMZO is committed to working closely with the local forest communities and provide employment opportunities to the indigenous peoples.  The AMZO approach addresses local poverty alleviation, sustainable development and bio-diversity conservation and restoration while also combating the new challenges of climate change.  It is an innovative way of doing business.  AMZO offers a new way of life for individuals, forest communities and the natural environment while generating a profit as a for profit company.

Headquartered in Miami, Florida at 1110 Brickell Avenue Miami, Florida 33131 and with operations in Amazonas Brazil at Rua Sao Salvador 120 Andar Vierialves, Business Center Manaus, Amazonas, Brazil, AMZO works under sustainable forest management practices which are focused on the development, production and marketing of sustainable wood products such as lumber, flooring  and decking  and the  preservation of large tracks of its land to benefit preservation incentives. AMZO's sustainable inter-cropping of its agro-forestry products will provide shorter-term additional and sustainable sources of revenue.  In the longer-term sustainable low impact harvesting of timber is projected.   In addition to this land, AMZO owns two forest management projects approved for the licensed harvest of approximately (U.S.) $4MM worth of timber from a separate 5,000 acre parcel.  The ninety thousand one hundred and eight (90,108) acre property is owned outright by AMZO, with no debt, has been valued and audited under US GAAP as having a standing value of over forty-seven million (U.S.) $47,000,000 dollars.

Since inception, AMZO has engaged in the import/export of various species of wood products from the Amazon Rain Forest.  As a natural resource, wood is available in many species. AMZO spends time researching the various species that will best fit the needs of their customers and the availability of the raw wood. Different woods have geographical, seasonal, and cutting season differences.  The decisions made regarding these three differences are crucial to the business.

Current Operations

Principal Products or Services and Markets

AMZO has purchased large tracts of virgin Brazilian rainforest lands.  AMZO has identified these properties for conservative forest management as well as potential future conservation to benefit from preservation incentives.  Among these resources, AMZO will focus on the development, production and marketing of sustainable wood products such as lumber, flooring, decking, and industrial use.

AMZO acts as an originating broker and sales agent for timber products, as well as an owner, developer and producer of rainforest properties in the Brazilian state of Amazonas.  To date the Company has generated its revenue from the sales to its customer from wood products purchased from forestland owners in the same region where the Company’s forestland is located.

Currently AMZO is fulfilling its first order for US$1.32MM dollars in wood products from a U.K. based railroad supply company.  This order is product specific and represents only 2% of the customer’s yearly supply needs for this one product. The current purchase order is expected to expand to the US$6MM to US$9MM range for the 2012-2013 season.

AMZO owns Title for a property denominated Fazenda Jatuarana. This property contains some 36,481 hectares or 90,146 acres of rainforest land located in the southern part of the State of Amazonas in Brazil and was appraised in 2011 by EB da Amazonia, a real estate appraisal company that has been credentialed through Banco do Brazil, at a fair market value of more than 77 MM BR Reais or approximately US$46 MM.  Along with and completely independent of Fazenda Jatuarana, AMZO has also acquired two fully approved forest management projects and their  associated    permits   and   licenses.    Through these licenses AMZO is authorized  to   harvest   approximately 14,000  cubic   meters of timber.

The Company’s forest property and assigned and approved to extract forest land, have been recently audited by a P.C.A.O.B. (Public Company Accounting Oversight Board) certified accounting firm as collateral to fund AMZO’s capital requirements needed to develop the properties and bring them into a profitable commercial status.

The wood products AMZO exports require specific governmental approval.  AMZO maintains the necessary governmental permits for importing and exporting and meet any safety standards set.  Yearly licenses and permit are required.

High rates of deforestation in the Brazilian Amazon are the focus of both national and international concern. The Brazilian government heavily regulates the Timber Industry to make sure that all forest management practices are conducted in a sustainable and environmentally friendly way.  In the State of Amazonas specifically , the regulatory environmental protection agency known as IPAAM, or Instituto de Protecao Ambiental do Amazonia, has been granted ample powers by IBAMA , the Federal Environmental Agency to regulate, approve and enforce Sustainable Forest Management  Projects.  These regulations are so specific that an inventory of the forest resource is taken whereby 100% of the trees existing on a particular property are inventoried and cataloged by specie, diametric size and age.

Each of the harvestable trees found to be more than 60 cm at chest height and in the species of commercial value is tagged using aluminum tags and numbered according to the complete catalog tally. Engineers then come in to determine the environmental impact of felling those trees and the direction that each should be felled in order to minimize the damage to its surroundings and considering potential erosion once that tree is removed. No trees are felled within 50 meters of any stream, lake or river to protect the natural erosion of its bank.

A forest engineer is responsible to laying out an extraction program breaking down the property into 50 x 50 meter sectors and indicating the paths where equipment can be introduced and roads built when needed.  Once the project is formulated it goes to IPAAM for approval. An LO – Licencia Operativa, Operating License, is issued and accompanied by an ACOF- Harvest Authorization. Once approved the amounts shown on these approval documents are entered in exact m3 quantities per specie and are allocated to the project owners in the IBAMA DOF system.

This federal control and regulative system not only fulfills verification that the timber extracted from each project is of legal origin but controls the transportation 100% from standing tree to finished product shipped locally or exported. This is achieved by the various steps in the system where an original DOF and Invoice need to accompany a log shipment from the project to the mill and contain information on the shipping method, whether by land or water with the license information for the shipper (truck tag, barge number, tugboat registry) Another DOF controls the product while shipped from the mill or manufacturing industry anywhere else.

Once brought to market, if done so internally in the Brazilian domestic market, the seller has to show a DOF number on each invoice and send a copy to IBAMA to have that amount removed from the system. In order to export IBAMA reviews the DOF and inspects the product upon shipment at the port of discharge.

These government agencies have the power to immediately halt any and all operations should any impromptu inspection reveal even the slightest discrepancy in size, quantities, species or environmental practices.  Furthermore, continued Domestic and International pressure to protect the Amazonian rainforest can lead to more stringent regulations, or even the complete banning of all Timber operations in this region.

Employees

As of December 31, 2011, AMZO has 5 regular paid employees.  AMZO currently has no key employees, other than Mr. Michal Ibar, AMZO’s CEO/President/Director and Mr. Ricardo Cortez, a Director and 16% shareholder in AMZO’s company.  AMZO’s employees are paid regular salaries for employment with AMZO.   Employees do not receive stock benefits for performance. There are no consulting contracts with any individuals or companies at this time.

Intellectual Property

AMZO owns the domain name amozonas.com.   AMZO does not currently own any patents, trademarks or copyrights.  The Company does plan to file for certain Trademarks and Copyrights in the near future.

RISK FACTORS

You should be aware that any of the following risks could adversely affect AMZO’s business, financial condition and results of operations. AMZO has incurred substantial losses from inception while realizing limited revenues and may never generate substantial revenues or be profitable in the future.

Risks Associated with AMZO

Engaging In Importing/Exporting Wood Products Involves A High Degree Of Risk.

The wood importing/exporting industry is significantly affected by changes in economic Because of the cyclical demand for the products, AMZO may have short or long-term overcapacity.  A decreased demand for wood products may result in an inability to maximize AMZO’s resources. Furthermore, it is possible that AMZO’s expected growth in demand from companies in the furniture manufacturing and construction industries may not occur. The demand for such products can be adversely affected by several factors, including decreases in the level of new residential construction activity, which is subject to changes in economic conditions; increases in interest rates; decreases in population; and other factors. Additionally, weakness in the economies of countries in which AMZO sells products, especially in the United States, as well as any downturn or continuation of current downturns in these economies, are likely to have a material adverse effect on the construction, home building, and remodeling industries.and other conditions, such as:

•                    Geographical availability;

•                    Seasonal availability;

•                    Cutting seasons;

•                    The popularity of a wood species at any a given time; and

•                    Macroeconomic cycles

These factors can negatively affect the supply of, demand for and pricing of AMZO’s wood products. AMZO is also subject to a number of factors, many of which are beyond AMZO’s control, including:

•                    Delays in clients’ delivery of the raw materials to AMZO ;

•                    Changes in governmental regulations regarding the importing and exporting of the products;

•                    Increases in shipping costs; and

•                    A shortage of raw wood

Dependence On A Small Number Of Key Third Party Sales Agents To Distribute Products May Affect Profitability.

Most of the wood sales are currently made through commission-based sales agents. Other wood product sales are sold through AMZO’s in-house sales person. The commission-based sales agents perform various tasks in the supply of the products to the customer. Profitability might be negatively affected if AMZO’s present relationships with key sales agents or customers were disrupted or became unstable.

Problems May Occur With Outside Mills And Exporting Due To A Lack Of Supply Of Quality Logs.

AMZO depends on the supply of logs that produce the wood products. Any interruption of the flow of wood logs from one of AMZO’s main suppliers, or the lack of an adequate supply of indigenous logs, may cause a disruption of AMZO’s exporting. In addition, AMZO may not be able to continue to secure quality logs as raw material for the products from other countries.  If AMZO loses its supply of quality logs, it might not be able to find adequate new suppliers of such logs.

Lower Than Expected Growth Or A Downturn In Demand For Products In Certain Industries Could Adversely Affect Results Of Operations.

The product sales are dependent to a significant degree on the level of activity in the furniture manufacturing and construction industries.

Dependence, To A Large Extent, On Maritime Transport May Affect Ability To Deliver Products To Our Offshore Markets.

AMZO is highly dependent on maritime means to transport products to its offshore markets. Space on international maritime shipping vessels is limited and difficult to secure. AMZO has at times experienced difficulty in arranging shipping to its export markets. AMZO may not be able to secure adequate container space on ships that deliver the products to AMZO’s offshore markets in the future. AMZO has no control over established marine shipping routes and the present routes that transport ships use may not continue to be used by maritime transport services. Increases in fuel prices may also increase AMZO’s shipping costs. In addition, the products AMZO transports may not reach its markets in marketable condition. Moreover, strict security measures regarding maritime transport may be implemented in the future and may increase the cost of shipping the products. These challenges to the maritime transport of the products to AMZO’s offshore markets could cause an adverse effect on AMZO’s profitability.

We May Face Significant Competition In The Markets In Which Products are Sold, Could Adversely Affect AMZO’s Share Of Those Markets As Well As The Price At Which AMZO Sells Products.

Currently, AMZO faces strong competition from competitors in all of the countries and regions in which it operates.  In the case of the wood products, AMZO faces competition from foreign competitors in other regions of the world, such as West Africa and China. In the future AMZO may face increased competition in other countries in which it operates from domestic or foreign competitors, some of which may have greater financial resources than AMZO does. In addition, AMZO may face increased competition as a result of existing competitors increasing their production capacity. An increase in competition in the wood market or other value added wood products markets could adversely affect both AMZO’s share of those markets and the price at which AMZO is able to sell the products.

Dependence On Free International Trade And The Absence Of Import And Export Restrictions In Principal Markets May Adversely Affect AMZO’s Ability To Compete.

Our ability to compete effectively in its principal markets could be materially and adversely affected by a number of factors relating to government regulation of trade. Exchange rate manipulation, subsidies or the imposition of increased tariffs, or other trade barriers could materially affect AMZO’s ability to move raw materials and/or finished products across national borders. If AMZO’s ability to have its third party mill make, transport, or sell the products competitively in one or more of its principal export markets, or became impaired by any of these developments, it could be difficult for AMZO to re-allocate the products to other markets on equally favorable terms.  Thus, AMZO’s business, financial condition, and results of operations could be adversely affected.

The Majority Of Raw Wood Materials Used To Produce Wood Products Are Supplied By Outside Mills And Companies.

AMZO procures the majority of the raw wood materials that it uses in the products from unaffiliated entities in the Amazon Rain Forest in accordance with long standing relationships between AMZO and the suppliers. AMZO may not be able to maintain these relationships and continue to secure the raw materials to have its contracted manufacturers produce the products. In addition, the prices AMZO pays for raw materials may increase as a result of higher fuel costs paid by its suppliers. An inability to secure the raw materials used in the production of the wood products or to transport such materials in a cost-effective manner could have an adverse effect on AMZO’s operations.

Currency Devaluations And Foreign Exchange Fluctuations May Adversely Affect AMZO.

AMZO is exposed, both in terms of assets and liabilities, to fluctuations in the value of foreign currency. Changes in the value of the Brazilian Real against other currencies in which AMZO completes transactions, such as the Euro and certain other currencies, could adversely affect AMZO’s financial condition and results of operations. The value of any of the currencies in which AMZO trades against the Brazilian Real may fluctuate significantly in the future. As a result, fluctuations in the local currency/Brazilian Real exchange rate may affect AMZO’s financial condition and results of operations. On the other hand, a decrease in the value of the Brazilian Real against the currencies of other countries from which AMZO exports products can also hurt AMZO’s sales margins on sales of such products.

We May Not Be Able To Satisfy Our Financing Requirements.

Our ability to satisfy AMZO’s capital expenditure needs and debt service requirements depends in large part on AMZO’s ability to generate funds from AMZO’s sales. We might not be able to satisfy AMZO’s capital expenditure and debt service requirements in the future if we are not able to generate sufficient funds or, alternatively, to obtain access to capital markets for sufficient amounts and at acceptable costs.

Changes In Environmental Regulations Could Adversely Affect AMZO’s Business, Financial Condition, Results Of Operations, And Prospects.

AMZO is subject to extensive and changing international, national and local environmental laws concerning, among other things, health, the handling and disposal of wastes, and discharges into the air and water.  AMZO has made, and expect to continue to make, substantial expenditures to comply with such environmental requirements.

Environmental regulations have become increasingly stringent in recent years, particularly in connection with the approval of new projects, and this trend is likely to continue. Future developments in the establishment or implementation of environmental requirements, or in the interpretation of such requirements, could result in substantially increased capital, operating, or compliance costs or otherwise adversely affect AMZO’s business, financial condition, results of operations, and prospects.

Additionally, AMZO may be subject to forestry management, endangered species, and other environmental regulations in these jurisdictions. Changes in such laws, or the interpretation of such laws, may require AMZO to incur significant unforeseen capital or operating expenditures to comply with such requirements. The occurrence of such events could have an adverse effect on AMZO’s business, financial condition, results of operations, and prospects.

The Inability to Maintain Favorable Tax Treatment Or Exemptions From Certain Tax Payments In Certain Jurisdictions May Adversely Affect AMZO’s Profits

One driving force behind some of AMZO’s efforts has been the goal of achieving more favorable tax treatment in certain jurisdictions in which AMZO operates. It is possible that local governments in certain municipalities may levy higher taxes on AMZO or its products in the future. In addition, AMZO may not be able to maintain important exemptions from certain tax regimes in the various jurisdictions in which it operates. Unfavorable tax treatment of AMZO’s company in the future or an increase in the taxes levied on AMZO may cause an adverse effect on AMZO’s results of operations.

Adverse Climate Conditions, Wind Storms, Fires, Disease, Pests, And Other Natural Threats Could Adversely Affect Forests.

Forests that produce the wood are subject to a number of naturally occurring threats such as adverse climate conditions, wind, fire, disease and other pests. Damage caused by strong windstorms, such as uprooting and stem breakage, is considered by management to be a major natural risk to the forests that produce  the  wood.    Fire is a risk to all forests and AMZO’s warehouses and operations.    Accumulation of combustible raw

materials and possible deficiencies in AMZO’s preparation for fires could cause fire hazards and no preventative measures can provide assurance that fires will not occur. AMZO may experience fire in the future and such a fire may materially adversely affect present operations. Disease and pests are another risk to forests and plantations. Disease or pests may have a material adverse effect on forests and plantations in the future. Other risks to forests that produce the wood include, but are not limited to, losses caused by earthquakes, floods, and other non-man-made catastrophic events.

Political Developments In Brazil May Adversely Affect Us.

AMZO’s business strategies, financial condition, and results of operations could be adversely affected by changes in policies of the Brazilian government, other political developments in or affecting Brazil, and regulatory and legal changes or administrative practices of Brazilian authorities, over which AMZO has no control.

A Downturn In The Global Economy May Adversely Affect Us.

AMZO sells a large part of the products globally, and accordingly, the results of AMZO’s operations and financial condition are sensitive to and dependent upon the level of world economic activity. The global recession and decreased rates of gross domestic product growth may continue in the future, and future developments in or affecting the world’s economy could impair AMZO’s ability to proceed with its business plan or materially adversely affect its business, financial condition, or results of operations.

Being A Florida Corporation With Operations Located In Brazil, AMZO’s Shareholder Rights Are More Limited Under Brazil Laws Than Under U.S. Law. This May Result In Less Protection Of Shareholder Rights Than Under U.S. Law.

AMZO’s corporate affairs are governed by its Florida Articles of Incorporation, Florida law, and the laws of Brazil. The rights of shareholders to take action against AMZO and its directors are to a large extent governed by the laws of Brazil. The rights of AMZO’s shareholders and the fiduciary responsibilities of AMZO’s directors under Brazilian law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, Brazil has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Florida, have more fully developed and judicially interpreted bodies of corporate law than Brazil in particular.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

AMZO is a Florida corporation and substantially all of AMZO’s assets are located outside of the United States. All of AMZO’s current operations are conducted in Brazil. However, AMZO’s directors and officers are citizens of the United States. It may be difficult for shareholders to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against AMZO and any future officers and directors, who are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of Brazil would recognize or enforce judgments of United States courts against AMZO or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such Brazilian courts would be competent to hear original actions brought in Brazil against AMZO or such persons predicated upon the securities laws of the United States or any state.

Conflict With Native Communities In Brazil Could Threaten A Large Portion Of  Product Sales.

Brazilian law protects the rights of indigenous people. It is possible that AMZO’s distributors might not be able to maintain good relations with native communities in Brazil. One hundred percent (100%) of AMZO’s business is generated from distributors in Brazil.  A deterioration of the relationship between AMZO’s distributors and the indigenous peoples of Brazil could affect AMZO’s sales through its distributors, thereby adversely affecting the company.

Any disruption in the distributors’ relationships with the local population would likely negatively affect their sales.  Consequently, such a disruption would cause a reduction in the distributors’ orders from AMZO, negatively affecting AMZO’s sales to those distributors and AMZO’s ability to generate profits.  Accordingly, AMZO’s shareholders would be at risk of losing all or most of their investment.

Energy Shortages And Increased Energy Costs Could Adversely Affect Business.

Any shortage of energy could cause disruptions in AMZO’s manufacturers operations as well as AMZO’s operations. Higher electricity costs or disruptions in the supply of electricity or natural gas could adversely affect AMZO’s financial condition and results of operations.

Our Controlling Shareholders Are Able To Exercise Significant Control Over Our Company.

Michael Ibar isin a position to direct AMZO’s management and to determine the result of substantially all matters to be decided by majority vote of AMZO’s shareholders, including the election of a majority of the members of AMZO’s board of directors, determining the amount of dividends distributed by AMZO, adopting certain amendments to AMZO’s by-laws, enforcing or waiving AMZO’s rights under existing agreements, leases and contractual arrangements, and entering into agreements.

Such a concentration of control may have an adverse effect on the holders of stock in AMZO’s company as their interests may be adverse to those of the controlling shareholders.

Stained Ends on Logs Reduces the Size of the Log.

When AMZO receives and mills the wood logs, the ends are checked for stains.  When a log has a stained end, the ends must be cut thereby reducing the size of the log for product use. This reduction in size of AMZO’s logs causes AMZO to use more logs resulting in a decrease in AMZO’s profit margins.

AMZO Currently Relies on Two Customers For a Majority of Its Revenues.

AMZO currently relies on two customers for approximately sixty-seven percent (67%) of AMZO’s revenue.  Any disruption in the relationships between AMZO and these clients would adversely affect AMZO’s business.  In the event of any disruption and loss of business from one or both of these clients, purchasers of AMZO’s stock would be at risk to lose most or all of their investment.

Shareholders May Never Receive Cash Distributions Which Could Result In Shareholders Receiving Little Or No Return On His Or Her Investment.

Distributions are payable at the sole discretion of AMZO’s board of directors. AMZO does not know the amount of cash that will be generated, if any, once AMZO has more productive operations. Cash distributions are not assured, and AMZO may never be in a position to make distributions.

Dependence On Directors And Persons To Be Hired May Adversely Affect AMZO’s Business.

AMZO’s success will be dependent to a significant degree upon the involvement of AMZO’s officers and directors, who are in charge of the development and operations.   It would be difficult for AMZO to find adequate replacements for these key individuals.  In addition, AMZO will need to attract and retain additional talented individuals in order to carry out AMZO’s business objectives.  The competition for such persons will be intense and there are no assurances that these individuals will be available to AMZO.

Compliance With Changing Laws And Rules Regarding Corporate Governance And Public Disclosure May Result In Additional Expenses To AMZO Which, In Turn, May Adversely Affect AMZO’s Ability To Continue AMZO’s Operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event AMZO is ever approved for listing on either an automated quotation system or a registered exchange, any system or stock exchange rules, will require an increased amount of management attention and external resources.  AMZO intends to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance and disclosure activities.  This could have an adverse impact on AMZO’s operations.

Plan of Operations

AMZO is an operating company that is seeking to continue to grow its operations. AMZO has a brief operating history and have generated revenues from activities that have produced net incomes and losses in the time in which it has been fully operational. AMZO has yet to undertake any direct expansion activity. Any growth that is achieved is done so through the skill of AMZO’s management and sales team, and is a natural progression of its business gaining customers and sales.

AMZO’s Board of Directors believe that it can continue as an on-going business during the next twelve months since AMZO is generating profits from its operations that can pay for operations.

Revenues

Revenues are derived from the sale of wood products.  Future financial success will be dependent on the continued success of our operations. Our future cash flows, if any, are impossible to predict at this time. The realization value from any growth is largely dependent on factors some of which are in our control and others that are beyond our control such as the availability of wood logs and products available to us.

AMZO is focused on three specific areas of revenue generation under the guiding principles of protection, preservation, people and profitability to which it operates.

1.         Sustainable Forest Management.  AMZO’s will focus on a selective method of harvesting timber for the development, production and marketing of sustainable wood products such as lumber, flooring and decking. AMZO is currently selling its hard wood products to a UK based railroad operator. AMZO plans to expand its development of its resources to increase sales revenues.

2.         Bio Mass Production.  The biomass that is created from the AMZO type of harvesting is usually considered waste by some of AMZO’s

competitors but can be recycled into clean energy.    The State of Amazonas is  not  on  the  main  Brazilian electric  grid system   and  currently generates the majority of its energy through the “dirty” practice of burning diesel.  AMZO plans on commercializing its biomass production   in three ways in the future; the first is through direct sale of the power generated from the biomass to the local area’s energy providers; the second is that under current law in Brazil the government must purchase any clean renewable energy that the private sector can generate;  and  lastly  the activity of creating renewable energy from waste biomass itself can be certified as carbon credits or offsets.  These carbon credits can  be  then sold on the primary European Carbon Exchanges.

3.         Forest Carbon Offsets.  Forest offsets are part of a market-based, cap-and-trade program for reducing greenhouse gases in the atmosphere.  Offsets promote market efficiency by allowing polluters to seek low-cost opportunities to meet greenhouse gas emissions targets.  In a forest carbon offset program, landowners or their partner/representatives may sell credits for the storage of carbon in the forests they own. For every credit sold, representing a ton of carbon stored in the forest, a polluter is able to emit an extra ton of carbon monoxide.  For this reason, it is important to carefully consider the design and implementation of offset programs and adhere to stringent standards and certifications.

AMZO will work to generate carbon credits for Avoided forestation and Sustainable Forest Management or a class of mechanisms referred to as REDD schemes (Reducing Emissions from Deforestation and Forest Degradation), which may be included in a post-Kyoto agreement.  REDD Credits provide carbon offsets for the protection of forests, and provide a possible mechanism to allow funding from developed nations to assist in the protection of native forests in developing nations.  At the 13th United Nations Framework Convention on Climate Change Conference (“UNFCCC”) of the Parties in Bali, REDD was listed among other mitigation activities as a potential means to achieve emission targets and voluntary action on REDD was encouraged.  Many of the current REDD projects focus on forest conservation that creates reserves and parks to protect threatened forests and their bio-diverse inhabitants.

AMZO also believes its Forest Management (“FM”) initiatives will qualify it to receive carbon offset credits.  FM is also called improved forest management or active forest management, means changing management approaches so that standing volume in the forest is increased.  Management practices may include extended rotations or greater retention of trees at harvest.  Practices such as forest thinning can both reduce fire risk and stimulate growth that, over time, increases carbon storage.

Preservation of Forest

The Brazilian Amazon represents over half of the planet's remaining rainforests, and it comprises the largest and most species-rich tract of tropical rainforest in the world. AMZO is committed to the sustainable and environmentally responsible management of these forests.

 AMZO’s sustainable forest management strategy, with its selective method of harvesting timber for the production and commercialization of wood products, addresses deforestation, which is one of the primary causes of global warming.  Additionally, AMZO’s strategy rehabilitates ecosystems through habitat and water resource preservation. AMZO intends to preserve these properties through UN REDD (Reducing Emissions from Deforestation & Forest Degradation) incentive programs, while selectively harvesting their resources through sustainable “Green” government approved forest management projects.  Towards this end AMZO has entered into a strategic relationship with Carbon Forest Group, a financial management Company that is charged with the development and monetization of Carbon Credits through Sustainable Forest Management (SFM), Agro Forestry and or R.E.D.D.

Brazil has a land area of 846 million hectares and an estimated population in 2010 of 195 million people (United Nations Population Division 2010); the country is ranked 75th out of 182 countriesin UNDP’s Human Development Index (UNDP 2009). Ninety-three per cent of the country is below 800 m in altitude. The highest peaks, at about 2500 m, are found on the northern border with Venezuela and in the southeast on the Atlantic coast. The vast Amazon Basin contains the world’s largest area of tropical rainforest; the majority of it is Brazilian territory. FAO (2010a) and Government of Brazil (2010) both estimated Brazil’s total forest cover in 2010 at 519 million hectares, including both tropical and non-tropical natural and planted forests; an estimated 354 million hectares of the total was in the Amazon.

Forest Types

Brazilian forests can be classified broadly as Amazon rainforest, Atlantic rainforest (Mata Atlântica) (28.8 million hectares), central cerradosavanna (70 million hectares), arid caatinga(46.8 million hectares) and the wetlands of the Pantanal (8.55 million hectares; Government of Brazil 2010).

The two main forest types in the Amazon are dense and open ombrophilous (humid) forests. The dense humid forests are characterized by large and medium-sized trees (with canopy up to 50 m and emergent trees up to 40 m) and abundant lianasand epiphytes. In the open humid forests the trees are more widely spaced and palm creepers and bamboos are more common.The predominant vegetation in the cerradois savanna (forested, arborized and steppe). Savanna formations also predominate in the Pantanal biome, which also contains savanna as well as small areas of semi-deciduous and deciduous forest. The caatingacomprises predominantly steppe savanna, interrupted by clusters of deciduous and semideciduous forest and savanna. To the north, pioneer formations occur, represented by marshes and swamps on the coast. The Mata Atlânticabiome consists of humid (dense, open and mixed) and seasonal (deciduous and semi-deciduous) forests. Pioneer formations occur, represented by marshes and swamps along the coast, and savanna occurs in small areas in Brazil has more mangrove forests than any country other than Indonesia, with about 1.3 million hectares, which is 8.5% of all mangroves. Mangroves occur on the northern coastline, intermittently in estuaries and coastal lagoons in the northeast, and south beyond the Tropic of Capricorn (Spalding et al. 2010).

the northeast near the coast.

Permanent forest estate

Brazil’s tropical-forest PFE may be considered to comprise 117 million hectares of federal and state conservation units (SistemaNacional de Unidades de ConservaçãodaNatureza– SNUC – and SistemaEstadosUnidades de Conservação da Natureza, respectively), 106 million hectares of Indigenous lands, 50.2 million hectares of legal reserves and permanent preservation areas on rural properties, and 36.1 million hectares of ‘other public forest’ protected by law.1 This area includes the Amazon, caatinga, cerradoand Mata Atlânticabiomes and may include some non-forest and some non-tropical forest. Box 1 shows the areas in each specific conservation unit category.

FederalandstateconservationunitsandIndigenouslandsinclude forest and other kinds of vegetation. For some categories the area may be under-estimated because of a lack of data on land under state responsibility (e.g. federal conservation units). ‘Other public forests protected by law’ refers to public forests listed in the National Register of Public Forests. They are not yet assigned to any function; however, according to Law 11 284/2006, public forest should be maintained as forests indefinitely.

The SNUC, which was established by Law 9985/00, is divided into two groups:

a)    Units of integral protection, whose purpose is to preserve nature – use does not involve the consumption, collection, damage or destruction of natural resources. Categories in this group are ecological stations, biological reserves, national parks, national monuments and wildlife refuges.

b)  Sustainable use units, which aim to reconcile nature conservation with sustainable use, involving the collection and use, commercial or otherwise, of a portion of a unit’s natural resources. Categories in this group include national (and state) forests (florestasnacionais– FLONAs), extractive reserves and sustainable development reserves.  There are 69.4 million hectares of units of integral protection, 25.5 million hectares of FLONAs, 10.2 million hectares of sustainable development reserves and 12.3 million hectares of extractive reserves in the tropical PFE (J. Lorensi do Canto, pers. comm., 2011; CNUC 2011).  The estimate of protection PFE in Table 1 comprises the total area of forest in ‘units of integral protection’ plus the total area of Indigenous lands. Under the Brazilian Forest  Code (Law 4771/65), the following percentages (at least) of privateland must be maintained under native vegetarian (called 'Legal reserves), in addition to permanent protection areas (areas to be preserved along rivers, hills and others):

• 80% of rural properties located in forest areas in the Legal Amazon.

• 35% of rural properties located in savanna areas in the Legal Amazon.

• 20% of rural properties located in forest or other vegetation in other (i.e. non-Legal Amazon) regions.

• 20% of rural properties in native grasslands in any region.

Legal reserves are forest areas that may be harvested for timber and other products on the basis of sustainable forest management plans (planosdemanejo Florestal sustentável– PMFSs – see below). The extent to which these restrictions are adhered to is unclear.

The total PFE reported here is considerably less than that reported for 2005, most likely due to differences in definition of what constitutes PFE rather than to a significant change in legal statusor forest area. The Government of Brazil did not make an official submission for the 2005 survey; therefore, the data presented here for 2010 are likely to be more accurate than those given in ITTO (2006).

Forest Ecosystem Health

Deforestation and forest degradation

Brazil lost an estimated 2.19 million hectares of forest per year in the period 2005–10. This is an annual rate of deforestation of 0.42%, which is lower than the estimated annual rate of deforestation in the period 2000–2005 (0.57%) (FAO 2010b). In the period 2005–09 about 1.07 million hectares of forest was lost per year in the Amazonas and 929 000 hectares were lost per year in the cerrado(FAO 2010a). Brazil has an estimated 477 million hectares of primary forests.

Status of Brazilian Tropical Rainforest in 2011

The Brazilian government’s National Institute for Space Research (Instituto Nacional de PesquisasEspaciais) monitors forest cover in the Amazon by satellite using four operating systems: PRODES, DETER, DEGRAD and DETEX. These systems are complementary and are designed to meet different goals. PRODES (Program for the Calculation of Deforestation in the Amazon – Monitoramento da FlorestaAmazônicaBrasileira porSatélite) has measured the annual rate of clearcutting since 1988. Using Landsat satellite images, it can account for deforestation that takes place on areas greater than 6.25 hectares. DEGRAD (System for Mapping Forest Degradation –

  SistemadeMapeamento de Degradação Florestal),   whichwas developed in 2007, uses images from the Landsat and CBERS (China–Brazil Earth Resources Satellite) satellites to map areas in the process  of deforestation where forest cover is not completely removed and therefore not counted by PRODES.   DETER  (System  of Deforestation  Detection  in  Real Time  –  Detecção de Desmatamentoem Tempo Real) uses MODIS (Moderate Resolution Imaging Spectroradiometer) and CBERS satellite data to publish, on a monthly basis, maps of areas greater than 25 hectares that have either been completely deforested or are in the process of deforestation.

DETEX (Detection of Selective Logging Activities), developed with the support of the Brazilian Forest Service (ServiçoFlorestal Brasileiro), generates information for monitoring management plans in forest concessions (created by Law 11 284/06) and in public forests in general. Using images from Landsat and CBERS, multi-temporal DETEX studies have been conducted in national forests and forest concessions, especially in the vicinity of the BR-163 and BR-319 roads to identify instances of exploratory timber activity. All public forests in the Amazon have been monitored by this system since 2008. An estimated 244 000 hectares of FLONAs were affected by fires in 2008, and a similar area was burned in 2007.

Vulnerability of forests to climate change

Brazil is vulnerable to climate change, not least because of its fragile, biologically diverse ecosystems (Lèbre La Rovere& Pereira 2007). The Amazon forests and Pantanal wetlands are of particular concern.

A number of studies suggest a drying trend in Amazon forests, such as an increased frequency of years with reduced precipitation, as was particularly the case in 1997, 1998, 2005 and 2010 (Perez 2011). Such dry years make spontaneous fires more frequent. These droughts have started to change the general view that Amazon forests can resist fire because of the moisture stored beneath the dense tree canopy. It has been suggested that extreme droughts could breach the flammability threshold of Amazon forests, triggering a feedback loop that leads to increasingly frequent wildfires (ibid.) and affecting vast areas of previously unburnt Amazon forests. Changing rainfall patterns, especially in the drought-affected northeast region of the country, could reduce the quality and quantity of water resources available for agriculture. The hydrological services of Amazon forests require further study to facilitate adaptation. The monitoring of climate variability and its effects on the Amazon forest is also important because of the crucial role that those forests play as the world’s largest storage of terrestrial carbon.

SFM policy framework

Forest tenure

Even though much production forest is privately owned, under the 1988 Federal Constitution (Article 225) forests are considered?to be a common asset for all inhabitants, and ownership and tenure disputes are a major problem. Private owners are only able to exercise their rights within the limits imposed by the 1965 ForestCode, which regulates the harvesting of timber resources. There are legal stipulations to set aside ‘legal reserves’ and ‘permanent preservation areas’ in private forest areas.  More than one-third of the tropical PFE is owned by Indigenous communities.

Extractive reserves are state-owned areas in which use rights are granted to traditional extractive populations whose subsistence is based on the harvesting of naturally growing products such as latex, nuts, fruits and oils as well as on agriculture and animal-raising. The purpose of extractive reserves is to protect the livelihoods and cultures of those traditional extractive populations and to ensure the sustainable use of natural resources in the reserves. There are 62 extractive reserves in Brazil (mostly in the Amazon), comprising a total area of 12.96 million hectares – 12.3 million hectares of which are on federal lands and 667 000 hectares of which are on state lands. Although timber harvesting is generally not permitted, these areas are counted as part of the production PFE (in total, 12.3 million hectares in the Amazon). All extractive reserves have a management plan prepared by the managing agency (the Chico Mendes Institute of Biodiversity Conservation).

Under the Federal Constitution, Indigenous lands (lands traditionally occupied by Amerindians) are defined as: “those where they live on a permanent basis, those used for their productive activities, those essential to the preservation of environmental resources necessary for their well-being and for their physical and cultural reproduction, according to their habits, customs and traditions”. Amerindians have the permanent possession and “exclusive use of the riches of the soil, rivers and lakes” existing on their lands. Nevertheless, such lands constitute the property of the state and, as public goods of special use, besides being inalienable and unavailable (cannot be disposed of or alienated), they cannot be the object of use of any kind by anyone other than the Amerindians themselves. Of the 106 million hectares of forest in the Amazon allocated to Indigenous communities, 1.75 million hectares have been ‘bounded’, 8.1 million hectares have been ‘declared’, 3.6 million hectares have been ‘approved’ and 92.2 million hectares have been ‘regularized’ (i.e. full rights have been secured).

According to FAO (2010a), communities in Brazil have management rights in 160 million hectares of publicly owned forest (including indigenous lands outside the Amazon region).

In 2009 President LuizInacio Lula da Silva approved Law 11952, which provides for the legalization of occupied federal land in the Legal Amazon through the sale and grant of right ofuse of real estate. The aim of the law is to reduce legal uncertainty, which promotes the illegal appropriation of land, the intensification of agrarian conflicts and deforestation. Under the law, certain unallocated federal land will be transferred to municipalities in order to expedite its privatization. The law establishes size limits for areas to be privatized, the terms of payment and other legal and financial aspects.

Under the new law, squatters occupying up to 100 hectares of land will be given title to the land free of cost. Lots measuring between 100 and 400 hectareswill be sold at a ‘symbolic cost’, and holdings of 400–1500 hectares will be sold at market prices. Larger lots of up to 2500 hectares will be auctioned to the highest bidder. Anything larger can only be sold with congressional approval.

Criteria and indicators

The Government of Brazil participates in the Tarapoto C&I process coordinated by the Amazon Cooperation Treaty Organization and used the ITTO C&I in its submission to ITTO for this report.

Forest policy and legislation

Brazil is a federation of 26 states, a federal district and more than 5500 local governments (municipalities – municípios). The adoption of a new constitution in 1988 prompted decentralization in the management of natural resources and the implementation of development programs. Considerable political and tax power and fiscal revenue shifted from the central government to states and municipalities, and privatization and economic liberalization policies were also pursued.

Forest-related legislation includes:

1.                  Law 4771 (1965) – Forest Code (as amended).

2.                  Law 5197 (1967) – Protection of Fauna.

3.                  Law 6938 (1981) – National Environmental Policy. 4 www.illegal-logging.info/item_single.php?it_id=3493&it=news.

3.                  Law 9433 (1997) – Water Resources Policy.

4.                  Law 9605 (1998) – Environmental Crimes.

5.                  Decree 3179 (1999), which establishes penalties for forest crimes.

6.                  Decree 3420 (2000), creating the National Forest Programme.

7.                  Decree 4340 (2002), which regulates articles of Law 4771 and various other laws. It also provides regulations for the exploitation, suppression and clear-cutting of forests and succeeding formations; PMFSs; forest replanting; and licences to transport forest by-products.

8.                  Law 11 284 (2006) (the Public Forest Management Law), which provides for public             forest management for sustainable production, creates the Brazilian Forest Service within the structure of the Brazilian Ministry of the Environment, establishes the National Forest Development Fund (Fundo Nacional de Desenvolvimento Florestal – FNDF), and makes other provisions.

9.                  Resolution 378 (2006), which defines undertakings that may potentially cause national or regional environmental impact and makes other provisions; and subjects forest exploitation to permits issued by the Brazilian Institute of Environment and Renewable Resources (Instituto Brasileiro do MeioAmbiente e dos RecursosNaturaisRenováveis– IBAMA).

10.             Resolution 379 (2006), which creates and regulates the database on forest management at the National Environmental System (SistemaNacional do MeioAmbiente) level.

11.             Decree 6063 (2007), which regulates, at the federal level, provisions of Law 11 284.

12.             Resolution 406 (2009), which establishes technical standards to be adopted in the formulation, presentation, technical evaluation and implementation of PMFSs for logging purposes in native forests and their succeeding formations in the Amazon biome.

13.             A number of normative instructions relating to forest use.The enactment of the Public Forest Management Law in 2006 were a significant achievement. Previously, although large areas of forest are located on public land in Brazil, there was no regulatory framework to deal with their management. This made it difficult for the government to establish policies that could ensure the maintenance of those forests as an asset belonging to all Brazilians. In the case of the Amazon the situation was even more worrisome because for decades the advance of agriculture had led to large losses of forest cover and land-grabbing. In 2004, the federal government initiated the formulation of a legal framework to allow for the management of public land in a way that would halt land-grabbing, introduce a forest concessions system to maintain the capacity of the forests to provide goods and services in perpetuity, and serve as a socioeconomic development alternative. The 2006 law and subsequent resolutions, decrees and instructions were the result.

In 2004 the Government of Brazil announced its Action Plan to Prevent and Control Deforestation in the Amazon involving eleven ministries led by the President’s Cabinet. The action plan comprises 144 actions under three main strategies: land-tenure and territory planning; environmental monitoring and control; and incentives for sustainable production. Under the action plan, by 2008 ten million hectares of Indigenous territories, 20 million hectares of protected areas and 3.9 million hectares of ‘sustainable settlement’ projects had been created and 66 000 illegal land titles had been cancelled.

Institutions involved in forests

The Ministry of Environment (MinistériodoMeioAmbiente– MMA) is responsible for forestry as well as for planning, coordinating and controlling activities related to the national environment policy and policies for developing the Amazon. It supervises the activities of IBAMA and the Brazilian Forest Service, chairs the National Council for the Environment (ConselhoNacional do MeioAmbiente) and takes part in the President’s Chamber for Natural Resources Policies, which coordinates various aspects related to forests. Other agencies with responsibilities related to forest resources include the National Colonization and Agrarian Reform Institute (Instituto Nacional de Colonização e ReformaAgrária), and the Indian National Foundation (FundaçãoNacional do Índio), which is responsible for the preservation of Amerindian culture. In 1999, a Secretariat for Biodiversity and Forests was created in MMA. Among other functions, IBAMA, which was established in 1985, implements and coordinates the National Forest Program. In some states in the Legal Amazon and the Northeast Region, state-government institutions issue forest management permits and conduct state forest inspections.

The National Forest Commission (ComissãoNacional de Florestas– CONAFLOR), which was established by Decree 3420/00, is composedof 39 representatives distributed between the government (20 representatives) and civil society (19 representatives), including federal government agencies and entities, state environmental agencies, civil-society groups, forest industry, NGOs and educational and research institutions. CONAFLOR provides guidelines for the implementation of procedures in national forests and enablesthe participation of various interest groups in developing public policies for the forest sector.

The Public Forest Management Law (2006) established the Brazilian Forest Service as an agency of the federal government under the MMA, with responsibility over public forest management for sustainable production; thus, it is responsiblefor concessions (i.e. timber harvesting and the extraction of NTFPs) in FLONAs and otherpublic forests. The Brazilian Forest Service is also responsible for managing the FNDF andthe National Register of Public Forests (CadastroNacional de FlorestasPublicás).The goal of the National Register is to set up a database of geo-referenced data for the identification of public forests in order to provide public managers and the population in general with a reliable database on forest management.

The main instruments used by the Brazilian Forest Service for the sustainable production and management of federal public forests are forest concessions and allotment to local communities. A forest concession is a chargeable warrant forthe right to practice SFM for the exploitation ofa forest’s products and services. The allotmentof public forests to local communities is carried out through the identification of areas occupied by traditional populations, such as Indigenous communities, slave-descendant communities (known as quilombolas) and settlements. The Brazilian Forest Service assists in the identification  of those populations and encourages and promotes  community forest   management by

providing technical support and capacity-building.

A draft Bill before the Brazilian Congress would,if passed, transform the Brazilian Forest Service into an autonomous institution. As part of the Federal Government administration under the MMA, the Service currently lacks the necessary institutional conditions to efficiently carry out the tasks allocated to it under the law, thus hindering, for example, the speed at which concessions are assessed and approved (or otherwise). Currently, the Service has 240 employees, of whom only 56 are career public servants. As the Service consolidates itself, increasing institutional demands – such as the increasing number of concession applications– will require a speedy, dynamic process to build up and enlarge its workforce.

According to an internal study, an additional 760 new positions of ‘environment’ career specialists and 62 new director-level positions will be needed by 2012.

The Commission on Public Forest Management (ComissãodeGestão de FlorestasPúblicas– CGFLOP) is an advisory body of the Brazilian Forest Service which aims to advise, evaluateand propose guidelines for the management of public forests in Brazil, especially regarding the Annual Forest Concessions Plan (Plano Anualde Outorga Florestal). The CGFLOP, which was established by Law 11 284/06 and regulated by Decree 5795/06, is composed of 24 representatives appointed by the holders of the respective agencies, groups, organizations and sectors involved in the process and designated by the Minister of State for the Environment. The Commission meets at least twice a year or as requested by its chairman or at least one-third of its members.

Average total annual direct investment by the federal government in forest management, administration, research and human resource development in the period 2005–09 was about 141 million reais (R$), including R$56.1 million through the MMA, R$9.72 million throughthe Brazilian Forest Service and R$25.8 million through IBAMA. Some R$26.1 million was allocated to the Chico Mendes Institute of Biodiversity Conservationa, which is responsible for the management of all federal conservation units.

The aim of the FNDF is to foster the development of forest-based sustainable activities in Brazil and promote technological innovation in the sector. Its main source of funds is revenue generated by forest concessions in compliance with the percentages outlined in the Public Forest ManagementLaw (2006). Moreover, the FNDF may receive donations from national and international public and private entities.

It was estimated that R$2.2 million would be allocated in 2010 for measures to bolster forest management. Based on estimated future revenue from forest concessions, the FNDF will have an allocation of R$4 million in 2012 and R$29 million in 2015.

FNDF resources are to be allocated primarily to projects in the following areas:

1.            Technological research and development in forest management

2.            Technical assistance and forest extension

3.            Recovery of degraded areas with native species

4.            Rational and sustainable economic use of forest resources

5.            Control and monitoring of forest activities and deforestation

6.            Capacity-building in forest management

7.            Environmental education

8.            Environmental protection and natural resources conservation.

The Amazon Fund, which was established in 2008 by Decree No 6527, aims to attract donations for non-refundable investments in deforestation prevention, monitoring and combat, and also to promote the conservation and sustainable use of forests in the Amazon biome. Specifically it is designed to support projects in the following areas:

1.      Public forests and protected areas management

2.      Environmental control, monitoring and enforcement

3.      Economic activities developed as a result of forest sustainable use

4.      Ecological–economic zoning, land-use planning and land regulation

5.      Biodiversity conservation and sustainable use

6.      Recovery of degraded areas

In 2010 the Brazilian Development Bankestablished the ‘Support to Reforestation, Recovery and Sustainable Use of Forest’ program, the aim of which is to support the reforestation, conservation and forest recovery of degraded or converted areas and the sustainable use of native areas through SFM.

The Brazilian Agricultural Research Corporation (EmpresaBrasileira de PesquisaAgropecuária– EMBRAPA) spent an average R$2.37 million on forest-related research per year in 2005–09. In the same period the total annual research expenditure by the Ministry of Science and Technology, through such institutions as the National Institute of Amazonian Research (Instituto Nacional de Pesquisas da Amazonia), based in Manaus, the Mamirauá Institute of Sustainable Development and the EmílioGoeldi Museum, was R$21.3 million.

Universities, large forestry enterprises, and NGOs such as the Amazon Institute of People and the Environment (Instituto do Homem e MeioAmbiente da Amazônia) also engage in forestry research. University education in forestry started in 1960; currently, 51 universities offer teaching and research in forest management.There are about 7000 forest engineers working in Brazil, 1600 with master’s degrees and 300 with PhDs.

Status of forest management

Forest for production

The forest management system adopted for Amazonian dense tropical rainforest is a polycyclic system involving the selective logging of commercial forest species in cutting cycles of 25–35 years. FMUs are usually divided into annual production units according to the cutting cycle adopted.

By law the use of natural forest resources on both private and public land requires the presentation of a PMFS to IBAMA and its approval by that body and/or the relevant state environment agency.

Since 2006 forest management (i.e. timber harvesting) has been permitted in Brazil’s public forests through forest concession contracts that can span up to 40 years. Concessions are granted through a transparent tendering and/or bidding process for the production of timber and/or non-timber products or services. Each year the Brazilian Forest Service prepares an Annual Forest Concessions Plan, which is a major instrument of policy planning for forest concessions in public forests. A national policy to support community forest management has also been implemented (Decree 6874/2009) with the aim of encouraging and organizing the country’s forest management activities, and it also establishes minimum prices for NTFPs.MMA Normative Instruction 5 (2006) introduced important changes to the parameters of forest management on both public and private land.

The main features were:

•        The maximum allowable harvest is 30 m3 per hectare when harvesting is mechanized and10 m3 per hectare when the operation does not use heavy machinery, with harvesting cycles of 35 years and ten years, respectively.

•        For those forest species whose minimum cutting diameter had not previously been determined, the minimum cutting diameter is set at 50 cm.

•        At least 10% of each exploited tree species which could be harvested are to be left standing as seed bearers, selected in each 100-hectare working unit.

•        A tracking system (chain of custody) is required for harvested trees.The use of waste wood is allowed.

Since September 2006, forest product transportation has been controlled through a national information system, IBAMA’s Forest Origin Document system. Under it, forest products are tracked from their harvest to the final stage of marketing. The entire supply and transportation chain must be updated online in real time. The system has significantly improved the control of illegal logging in Brazil.

A forest planning process called Modeflora(Digital Model of Forest Exploitation), hailed as a technological breakthrough in forest management, has been tested    successfully   by  EMBRAPA researchers. It consists of the  georeferencing  and  geomonitoring of all phases of forest management, from the preparation of a forest management plan to its implementation, combining the use of forest inventory techniques, operational research and a range of technologies such as global positioning systems (GPS), GIS, radar and satellite images.

Modefloraenables a reduction of at least 30% in the cost of preparing and implementing forest management plans. It also reduces field error and increases the accuracy of tree-tracking and micro-zoning by enabling the production of maps at a scale of 1:15.

In public forests under forest concession, the Brazilian Forest Service subsidizes the price of wood for those concessionaires who promote value- adding near the forest concession, the installation of permanent plots, and biodiversity monitoring.

Nevertheless, despite the existence of pilot projects in SFM and technical standards for the adoption of best forest management practices in the Amazon, the level of adoption of these practices is still incipient.

Control and law enforcement in the Amazon are extremely difficult because of the vastness of the area, poor infrastructure, a lack of capacity and the large number of factors contributing to deforestation and illegal logging. Other problems facing forestry in Brazil are the remoteness of many forests from centers of commerce and control; the weak economic competitiveness of SFM as a land use; the lack of competitiveness of the tropical timber industry, for various reasons; extensive degraded forests; lack of full-cost pricing and the abundant availability of low-cost timber; and a serious shortage of management skills (ITTO 2006).

The scarcity of information on forest management for business people and a lack of technical capacity are other barriers to the widespread adoptionof SFM. Most employers still do not know the meaning of SFM and are unaware of the potential financial benefits of good forest management. The technologies adopted by these timber companies generally correspond to the practices used for decades in conventional exploitation.

The enlargement of the agricultural frontier, which causes deforestation and is associated with illegal wood supply, continues to be a limiting factorto the promotion of forest management in the Amazon.

Silviculture and Species Selection

The main silvicultural process proposed for the Brazilian Amazon is as follows:

1.      E minus 1 year – forest inventory at 100% (i.e. the measurement of all commercial trees with dbh40 cm)

2.      E minus 1 year – liana cutting (for commercial species above the minimum cutting diameter)

3.      E minus 1 year – installation and measurement of permanent plots

4.      E minus 1 year – exploration planning (primary and secondary roads; pre-selection of trees based on inventory; preparation of map of annual production unit)

5.      E minus 1 year – opening of roads, sidings and marshalling yards (forest roads, bridges, drainage system, and 25x25 m marshalling yards)

6.      E – forest harvesting (reduced impact)

7.      E plus 1 year – assessment of damage caused by harvesting (evaluation of remaining trees, skid trails and cutting quality)

8.      E plus 1 year, E plus 3 years, and henceforth every five years – re-measurement of permanent plots

9.      E plus 4 years – silvicultural treatments (e.g. girdling of non-commercial trees to make room for commercially promising trees)

As reported above, the maximum allowable harvest is 30 m3 per hectare when harvesting is mechanized and 10 m3 per hectare when the operation does not use heavy machinery, with harvesting cycles of 35 years and ten years, respectively.

Planted forest and trees outside the forest

Brazil’s plantation estate comprises about 4.52 million hectares of Eucalyptus species, 1.79million hectares of Pinusspecies, and 344 000of other species (including Acacia mearnsii, A. mangium, Schizolobiumamazonicum, Tectonagrandis, Araucaria angustifoliaand Populusspp),for an estimated total plantation area of 6.65 million hectares. Significant areas of plantations (especially Pinusspp) are outside the tropics. There are also about 128 000 hectares of rubber (Heveabrasiliensis) plantation. Even though planted forests account for little more than 1% of the total forest area in Brazil, they make a substantial contribution to industrial wood production.

Forest certification

As of October 2010, a total of 6.16 million hectares of natural and planted forests had been certified under the FSC umbrella in Brazil. Of this, about 2.70 million hectares were natural tropical forest and 2.13 million hectares were planted tropical forest (FSC 2010); most of the remainder were non-tropical plantations. The certified natural forest includes 47 000 hectares in the Antimary State Forest in the state of Acre, which is being managed according to a management plan developed under an ITTO project.

The Brazilian forest certification system (CertificaçãoFlorestal – CERFLOR), was initiated in the 1990s and became operational for planted forests in 2003. As of 16 September 2010, a total of 1.25 million hectares of forest plantations were certified under CERFLOR, but the only CERFLOR-certified native-forest operation(73 000 hectares in the Amazonian state of Rondônia) was under suspension. CERFLOR is endorsed by the PEFC.

Estimate of the area of forest sustainably managed for production

Brazil’s native-forest concession system for public forests is still in an early stage of implementation, with only one concession (covering an area of 96 300 hectares) approved in the Amazon. In total, 2.94 million hectares of Amazonian forest and (295 000 hectares of caatinga) are subject to approved PMFSs; all extractive reserves are also subject to management plans. An estimated 2.70 million hectares of natural tropical forest are certified by the FSC (FSC 2010). On the available information, therefore, the total area of natural tropical production PFE considered to be under SFM is at least 2.70 million hectares.

Timber production and trade

On average, an estimated 247 million m3 of logs were produced annually in Brazil in the period 2005–08, comprising 81 million m3 of logs from natural forests and 166 million m3 of logs from plantations. FAO (2010a) estimated that over half of this is fuel wood.

Brazil produced an estimated 23.7million m3of (non-coniferous) tropical logs for industrial purposes in 2009, down from a peak of 29.7 million m3 in 2003. About 15.5 million m3 of tropical sawnwood were produced in 2009 (up slightly from the 14.4 million m3 produced in 2003), of which 1.06 million m3 were exported. In the same year, Brazil produced about 600 000 m3 of tropical plywood, down from a peak of 1.38 million m3 in 2003 (ITTO 2010).

Brazil’s production of tropical logs is less than one-quarter of total industrial roundwood production, which was 105 million m3 in 2009. Log-processing capacity in the Legal Amazon declined from 10.4 million m3 per year in 2004 to 5.8 million m3 per year in 2009 (ibid.).

Non-timber forest products

Brazil owes its name to brazilin, a red dye from Caesalpiniaechinata, and to the dye extractors, brasileiros. A very large number of NTFPs (e.g. food, medicinal plants, perfumes, dyes and tannins, natural rubber, Brazil nut, handicraft and construction materials, exudates, honey and wax) are used locally. About 45 700 tonnes of Brazil nut were harvested in 2009, and the export of this product was worth US$20.3 million. About 121 000 tonnes of açai berries, 7890 tonnes of latex, 3790 tonnes of copaiba oil and 644 tonnes of cumaru almonds were harvested in the Amazon in 2009.

Forest carbon

Brazil has the world’s largest forest carbon stock. Gibbs et al. (2007) estimated the total forest biomass carbon stock at 54 700–82 700 MtC and FAO (2010a) estimated it at 62 000 MtC. An estimated 54% of Brazil’s GHG emissions  come from land use and  deforestation and 25% come from the agricultural sector (Lèbre La Rovere& Pereira 2007). In 2008 Brazil createdthe Amazon Fund (see above) as a tool to combat deforestation and promote sustainable development in the Amazon. The goal is a 70% reduction in deforestation by 2018  (compared with the average between 1996 and 2006). REDD+ is consideredto be a major opportunity in efforts to achieve this target. Any project funded through the Amazon Fund must comply with Brazil’s  National Planon Climate Change.    Through   international   arrangements,   for example with the Government of Norway,   considerable funding  is being  provided to initiate the Amazon Fund  and  for the development of an effective forest monitoring system.

Brazil is closely engaged in the international REDD+ Partnership and is co-chairing this process in 2011. The country has been a participant inthe Forest Carbon Partnership Facility since 2008 and is a recipient country of the Forest Investment Program. Significant investments in forest carbon are also being made at the state level. In Acre,for example, a US$100 million investment made through the Inter-American Development Bank was used to initiate, in the period 2007–10, a major investment promotion with the aim of creating a sustainable financing scheme for REDD+ in that western Amazonian state. Through REDDES, Brazil participates in and benefits from an ITTO project implemented by the Amazon Cooperation Treaty Organization for capacity-building on monitoring land use, land-use change and forestsin the Amazon region.

Forest for protection

Soil and water

The Amazon Basin produces 20% of the world’s freshwater; it is therefore vital that its soil and water resources are properly protected. An estimated 243 million hectares of forest in Brazil are managed primarily for soil and water protection.

Biological diversity

Brazil’s forests containa significant share of the world’s biodiversity, including an estimated 56 000–62 000 higher plant (not including mosses, lichens and fungi) and mammal species. The Amazon is home to about 20% of the world’s plant species, 20%of bird species and 10% of mammal species. Sixty-four mammals, 78 birds, five reptiles, 24 amphibians, eight arthropods and 14 plants found in Brazil’s forests are listed as critically endangered, endangered or vulnerable on the IUCN red list of threatened species (IUCN 2010). Wood species in the Amazon considered endangered or threatened with extinction are Amburanacearensisvar. acreana (cerejeira), Peltogynemaranhensis(pau-roxo), Bertholletiaexcelsa(castanheira), Swieteniamacrophylla(mogno – also known as mahogany) and Euxylophoraparaensis(pau-amarelo). There are also seven such species in the Mata Atlânticabiome and two in the cerrado/caatinga.

Brazil has 28 plant species listed in CITES Appendix I, 429 in Appendix II and 3 in Appendix III (UNEP-WCMC 2011), including mogno, cedro and a few other tree species for which production and trade is minimal. The Brazilian National Policy and Strategy for Biodiversity and the National Biodiversity Programme are designed to address the situation through in situ and ex situ measures and the management of biotechnology.

Protective measures in production forests

Measures taken to protect the production forestsas part of the country’s forest conservation strategy include a moratorium on the harvesting and sale of over-harvested species such as mogno and virola; the introduction and implementation of measures to control illegal logging through sophisticated devices for timber-tracking and satellite data transfer; limiting the area allowed for farming in forest properties in the Amazon; yield regulation in natural selection forests; forest restoration; the establishment of ecological corridors; incentives for municipalities that have environmental conservation areas through the transfer of a ‘products and services tax’; and broadening the scope of eligible activities for CDM support.

Extent of protected areas

There is uncertainty about the extent of protected areas in Brazil; partly this stems from differences in the definition of ‘protected’ and the extent to which extractive uses are permitted. The estimate of protection PFE comprises conservation units of integral protection and Indigenous reserves. The estimate is considerably less than that reportedin ITTO (2006), most likely due differences in definition of what constitutes PFE rather than to a significant change in legal status or forest area.All conservation units of integral protection (i.e. federal and state lands in the categories national parks, biological reserves, ecological reserves, national monuments and wildlife refuge areas)must have management plans. These are technical documents which; depending on the purposes of the conservation unit, establish the limits of the unit and the rules for its management and use, including the installation of infrastructure. However, the status of these management plans is unclear: some of them are under preparation but, for others, the preparation process has not yet begun. Management plans for conservation units of integral protection require, among other things, studies on vegetation, wildlife and soils and socioeconomic surveys in order to support zoning and the identification of appropriate management practices.

Estimate of the area of forest sustainably managed for protection

Data on the status of management of the protection PFE were unavailable for the purposes of this report. However, vast areas of the Amazon are currently under no threat of deforestation or other significant human- induced disturbance due to their remoteness.

Socioeconomic aspects

Economic aspects

Forest-based industries contributed an estimated 3.4% to Brazil’s GDP in 2007, down from 4.5% in 2003. An estimated 580 000 people were directly employed in the formal forest and wood products sector in Brazil in 2010, although data on the number of people employed in that part of the sector specifically based on natural tropical forests were unavailable from government data.

Livelihood values

The Indigenous communities in the Amazon, dwellers in extractive reserves, and caatingaforest users in the northeast depend in large measure on forests for subsistence. However, no data on the extent of this dependence were available for this report.

Social relations

There are 227 Indigenous societies in Brazil, with a total population of about 600 000 people. These people have rights to 106 million hectares of land in the Amazon, which is 13% of the national land area. Demarcation of the land is very slow, however, which leads to encroachment and conflict, and there is insufficient support for economic development (Sobral 2009).

The slow process of recognition and approvalof tenure causes dissatisfaction on the part of Indigenous communities. Nevertheless, the situation has improved in some areas; Indigenous peoples’ organizations are now both stronger and more numerous and Indigenous communities have started to grow, thus reducing fears of their extinction.On the other hand, the majority of Indigenous people still suffer from economic marginalization, malnutrition and inadequate assistance and protection (as they remain under the guardianship of the federal government). The quilombolasare another marginalized group with land rights: the government recognizes their right to the land where they livebut, again, the process of formal recognition is slow (ibid.). The majority of the Amazon’s inhabitants are recent settlers and differences in their backgrounds lead to frequent friction.

Summary of Sustainable Management Initiatives

Significant advances have been made towards sustainable management in the Brazilian Amazon; for example, the area of certified natural forest has doubled since 2005. Despite continuing deforestation, clearance rates have declined dramatically in the last five years. Moreover, funds are being made available to improveforest management and protection, forest law enforcement is being strengthened, and new laws and regulations provide for improvements in forest management. A number of data-gathering services are greatly improving the availability and timeliness of forest-related information, although data on the management of forested protected areas were unavailable for this report. Efforts are also under way to clarify land tenure and to putFLONAs under management plans, and largeareas of forest are managed by Indigenous and other local communities (although the processof recognition and approval of tenure is slow). Nevertheless, significant problems remain in the application of SFM in the tropical PFE. They include poor infrastructure; the remoteness of many forests from centers of commerce and control; the weak competitiveness of SFM as a land use; declining wood-processing capacity in the Amazon; and a lack of awareness about SFM – and its potential benefits – among timber operators. Given that development will continue in the region, probably at an accelerated rate, the Government of Brazil is pursuing several models to improve the competitiveness of natural forest management as a land use. It is also working to address institutional barriers to SFM and recent initiatives offer hope that the area of tropical PFE under SFM will expand significantly in the future.

Key Data Points

•         Brazil has a tropical-forest PFE of 310 million hectares, the largest in the tropics. Despite continuing deforestation, there are still huge forest resources in the Amazon.

•         There has been a significant increase in the area of certified natural forest in the Amazon.

•         At least 2.70 million hectares of natural tropical- forest production PFE are being sustainably managed; insufficient information was available to estimate the area of protection PFE so managed.

•         Vast areas of the Amazon are currently under no threat of deforestation or other significant human-induced disturbance due to their remoteness.

•         Since 2006, timber harvesting has been permitted in Brazil’s public forests through forest concession contracts that can span up to 40 years; this system is in the early stages of implementation.

•         A wide range of policies, strategies, laws and regulations have been developed to facilitate forest administration, improve timber legality and achieve SFM. Law enforcement has been strengthened, but the vastness of the resource and the spread of colonization make it difficult to control forest illegality.

Timber Market

Production and consumption of key wood products and wood energy are expected to rise from the present to 2030; largely following historical trends of 1-2% increases per annum.  Two main factors affecting long-term global demand for wood products are demographic changes and continued economic growth. The world’s population is projected to increase to 8.2 billion in 2030. During a 40 year span from 1970-2010 global GDP increased approx. US$42 trillion. It is projected to grow another US$42 trillion in the next 20 years now. Global trade of all wood products doubled in a six-year span from 2002-2008, increasing from approx. US$300 billion to approx. US$600 billion. Income derived from high global timber demands is a primary determinant for investment in forest management. This escalating growth not just increases global wood demands but creates a need for conservative forest management initiatives.

Property Appraisal

A full and complete land appraisal was performed on the Brazilian acreage known as Fazenda Jatuarana in June 2010, a copy of which is included and attached herein. In addition to the environmental sustainability of the land, a value of the land was provided, including the process in which it was derived.

Regulatory Approval

No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the Share Exchange Agreement.

Reports, Opinions, Appraisals

No reports, opinions, appraisals have been received from an outside party in connection with the Share Exchange Agreement, with the exception of the Property Appraisal, as referenced above and included herein.

Past contacts, Transactions or Negotiations

With the exception of entering into the LOI, as defined above, there were no prior contracts, transactions or negotiations between the parties prior to the Share Exchange Agreement.

COMMON EQUITY AND RELATED STOCK MATTERS

OverviewShares

As of March 1, 2012, AMZO's authorized capitalization consists of 20,000,000 shares composed 20,000,000 authorized shares of common stock, no par value per share, ("Common Stock") of which 20,000,000 shares were issued and outstanding, and no authorized shares of preferred stock. Holders of Common Stock of AMZO have no preemptive rights to acquire or subscribe to any additional shares of Common Stock.

As of the Record Date, AMZO had 20,000,000 shares of common stock issued and no shares of Preferred Stock issued and outstanding.

Shareholders

As of December 31, 2011, there were eight (8) shareholders of record of AMZO common stock.

Dividends

AMZO has not paid cash dividends on any class of common equity since formation and does not anticipate paying any dividends on any outstanding common stock in the foreseeable future.  There are no material restrictions limiting or that are likely to limit AMZO’s ability to pay dividends on its outstanding securities.

Legal Matters

AMZO is not aware of any legal proceedings against it.  AMZO may be involved, from time to time, in various legal proceedings and claims incident to the normal conduct of its business.

Indemnification of Directors and Officers

AMZO is required to indemnify its officers, directors, employees and agents against liability to the company in any proceeding in which such person wholly prevails on the merits. Generally, AMZO may indemnify its officers and directors against such liability if the officer or director acted in good faith believing his or her actions to be in the best interests of the company. The Articles of Incorporation of AMZO provide that a director or officer has no liability for monetary damages for breach of fiduciary duty unless such person committed fraud or engaged in intentional misconduct. These provisions may limit the recovery for any claims against AMZO’s officers and directors.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Directors and Executive Officers

The names and ages of AMZO’s directors and executive officers are set forth below. AMZO’s By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

The following table sets forth certain information as to shares of the Common Stock owned by (i) each person known by management to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors, and (iii) all executive officers and directors of our corporation as a group:

Table 1.0 Directors and Executive Officers

			Beneficial Ownership Number of Shares		Beneficial Ownership Percentage Owned
Name	Age	Position	Before Closing	After Closing	Before Closing	After Closing
Michael Ibar	35	President/CEO/CFO	1,200,000	4,200,000	6%	5.83%
Reny De Oliveira	56	Vice President/Director[1]	3,200,000	11,200,000	16%	15.55%
Pedro De Oliveira Sa	34	Vice President/Director[1]	3,200,000	11,200,000	16%	15.55%
Keitiane Da Gama Silva	26	Secretary/Treasurer/Director[1]	3,200,000	11,200,000	16%	15.55%
Candido Ibar	67	Director[1]	5,200,000	18,200,000	26%	25..7%
Stephen Wayner	67	Director[1]	N/A2	N/A2	N/A2	N/A2
Ricardo Cortez	47	Director[2]	3,200,000	11,200,000	16%	15.55%
[1] First Directorship of a reporting company [2] Less than 5% of the outstanding common stock

CHANGE IN CONTROL

Parties intend to effect a change of control pursuant to the transactions contemplated by the Share Exchange Agreement between ECOSYS and AMZO.

The aforementioned change of control would result in the Shareholders, which are currently the shareholders of AMZO, acquiring control of ECOSYS via the terms of the Share Exchange Agreement.

DISSENTERS RIGHTS

Under Nevada law, holders of our Common Stock are not entitled to dissenter's rights of appraisal with respect to the Actions.

FINANCIAL INFORMATION

Liquidity and Capital Resources

We are a development stage company focused on developing our business in the commercial forestry sector.  Our principal business objective for the next twelve (12) months will be to continue to develop our business in the commercial forestry field. As we  commenced operations and generated revenue we are still in need of additional capital to fully realize the business potential of our operations.

Off Balance Sheets Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

AMAZONAS FLORESTAL INC.
BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash	$2,495	$-
Accounts receivable	42,898	-
Total Current Assets	45,393	-

Non-Current Assets
Inventory	195,519	195,519
Land	46,983,989	46,983,989
Total Non-Current Assets	47,179,508	47,179,508
TOTAL ASSETS	$47,224,901	$47,179,508

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Fees Payable	$-	$7,700
Due to Shareholder	-	9,928
Taxes Payable	7,714	-
Forest Management Rights Payable	80,414	90,000
Total Liabilities	88,128	107,628

Stockholders' Equity
Common stock; 20,000,000 authorized, no par value; zero and 20,000,000 issued and outstanding as of December 31, 2010 and 2011	100,000	-
Additional Paid In Capital	46,983,989	46,983,989
Retained Earnings	52,784	87,891
Total Stockholder’s Equity	47,136,773	47,071,880
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,224,901	$47,179,508

AMAZONAS FLORESTAL INC.
BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash	$2,495	$-
Accounts receivable	42,898	-
Total Current Assets	45,393	-

Non-Current Assets
Inventory	195,519	195,519
Land	46,983,989	46,983,989
Total Non-Current Assets	47,179,508	47,179,508
TOTAL ASSETS	$47,224,901	$47,179,508

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Fees Payable	$-	$7,700
Due to Shareholder	-	9,928
Taxes Payable	7,714	-
Forest Management Rights Payable	80,414	90,000
Total Liabilities	88,128	107,628

Stockholders' Equity
Common stock; 20,000,000 authorized, no par value; zero and 20,000,000 issued and outstanding as of December 31, 2010 and 2011	100,000	-
Additional Paid In Capital	46,983,989	46,983,989
Retained Earnings	52,784	87,891
Total Stockholder’s Equity	47,136,773	47,071,880
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,224,901	$47,179,508

AMAZONAS FLORESTAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

Note 1 – Significant Accounting Policies

Description of Business — AMAZONAS FLORESTAL, INC. (“Amazonas” or the “Company”) was organized in the State of Florida on July 9, 2010. The Company is a natural resources company engaged primarily in the harvesting of timber and the manufacture and marketing of lumber. Amazonas owns approximately 36,481.629 hectares of timberland, primarily in the Amazonian rain forest near the city of Manaus.In addition to its timber extraction and production operations, the Company is engaged in studies and projects to develop and sell carbon credits and forest preservation benefits on its property denominated FazendaJatuarana. These studies represent the groundwork for verification of the actual amounts of carbon and other greenhouse gases that are stored on the Company’s land and are expected to place the company in line for direct UN REDD benefits as proposed by the United Nations Framework Convention on Climate Change (UNFCCC) and at COP 16 in Cancun, Mexico. On December 15, 2010, UN REDD stated that the program will enter Brazil during 2012 through2013 proposing up to USD$ 120 Billion in benefits through the year 2020, Through private sectors’ natural rainforest preservation incentives, in conjunction with direct sales of Verified Emission Reductions (VER’s), these projects offer considerable amounts of Certified Emission Reductions (CER’s), as certified through the UNFCCC, for sale as credits through the Swiss and Frankfort (German) stock exchanges.

The Company purchased FazendaJatuarana in exchange for 49% of its membership interests from Amazonas Industria, Comercio e Exportacao de Produtos de Madeira, Ltd, a Brazilian company, a related party. On December 14th, 2010, the Company commenced development of carbon studies in the region, located 389_kilometers from the city of Manaus, Brazil. This property has been appraised by EB da Amazonia, a certified appraisal company that specializes in the valuation of rural forest properties in Northern Brazil. The land was valued at BRL $ 77 Million which, at the time of the appraisal, was based on the concurrent exchange rate, equivalent to approximately USD$ 44 Million. The appraisal methods used were in line with acceptable GAAP principles to determine actual fair market value of the land and the net back to stumpage methods widely acceptable to calculate the net value of a forest resource.

Two Sustainable Forest Management Projects- LagoPreto Dos Ramos I and LagoPreto Dos Ramos –II, were   purchased from JanderLucio de Souza Cruz and Franco dos Santos Yamane respectively for a total of BRL $150,000. LagoPreto I has 979.12 hectares with an approved license for the extraction of 10,086.548 cubic meters of various species of semi-hard and hardwoods of commercial demand, both in the region and worldwide. Through the Operation License number 371/10, as authorized by IPAAM (Instituto de ProtecaoAmbiental de Amazonas).  LagoPreto II has 1,351.79 hectares, and contains 4,701.947 cubic meters of timber authorized for extraction through the IPAAM license number 538/10.

Ricardo Ludke, the Forest Engineer responsible for all of the technical and management aspects of the projects, was retained by the Company. Mr. Ludke’s responsibility, working closely with IPAAM- Instituto de ProteccaoAmbiental da Amazonas, the State of Amazonas, (the government agency that regulates and controls all such sustainable projects in the state),together with IBAMA,(the Brazilian EPA, in the approval and enforcement of all laws that govern such projects in Brazil), is to ensure that all of the felling and extraction is done in compliance with the low impact logging criteria that is described and as specified on the project literature as conditional for its approval by IPAAM. Mr. Ludke has a thorough background in the management of such projects having worked with several dozen such projects in the past with IBAMA in congruence with such platforms at a government level.

The process for timber extraction as shown on the projects and studies include provisions for environmental impact in minimizing erosion through only the selective harvest of mature trees with a sufficient diametric class as cataloged in the inventory. A complete inventory of trees was performed, and aluminum tags were placed at chest height to identify trees that are destined and approved for extraction. Each tree number approved is specified on the operational license extended by IPAAM and attached to an ACOF (Authorization for Forestry Harvest) and only these trees can be felled and extracted in order to avoid government fines.  The natural regeneration of the surrounding forest is guaranteed through this process as is the integrity of the biodiversity found within the same. Also certain areas within the project are set aside for perpetual conservation as required by law hence the title of “Sustainable Forest Management Projects”. IPAAM and IBAMA inspectors pay special attention to assure that only those trees that are approved for extraction are actually extracted and the other conservational guidelines that call for directional felling and low impact techniques are followed.

The company has options to purchase another 303,000 hectares from the same provider that sold the above-described FazendaJatuarana and another 203,000 hectares from yet another source. The company intends to acquire its capital requirements through a business combination or joint venture in order to fund the costs of extraction and production of its present resources as well as the costs entailed in the Green Projects described above for readying the FazendaJatuarana for future UN REDD benefits while continuing to pursue the acquisition of additional properties for similar development.

Business Environment

The Company is primarily a wood products producer operating in a commodity-based business environment with a major diversification in real estate holdings. This environment is affected by a number of factors including general economic conditions, government regulation, interest rates, credit availability, exports, foreign exchange rates, industry capacity and production levels, the availability of contractors for logging, hauling, and shipping, the availability of raw materials, costs of fuel, and weather conditions.

Use of Estimates

 In the preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America, management has made a number of estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

Inventories

Inventories of logs, lumber, and supplies are stated at the lower of cost or market within Amazonas’s operating areas, primarily using the average cost method. Log costs include harvest and transportation cost as appropriate. Lumber costs include materials, labor, and production overhead. (For additional information, see Note 2 – Inventories.)

Timber and Timberlands

Timber and timberlands, which include timberland, fee timber, purchased stumpage inventory, and logging facilities, are stated at cost, less the cost of fee timber harvested and accumulated depreciation of logging facilities, and includes no estimated future reforestation cost. The cost of timber consists of fee timber acquired from government approved timber extraction projects. The cost of fee timber harvested is based on the volume of timber approved to be harvested. Logging facilities, which consist primarily of pathways constructed and other land improvements, are depreciated using the straight-line method over a ten-year estimated life. The Company estimates its fee timber inventory using statistical information and data obtained from physical measurements and other information gathering techniques from government engineers. Fee timber carrying costs, commercial thinning, engineering fees, and timberland management costs are capitalized.

Property, Plant, and Equipment

Property, plant, and equipment assets are stated at cost less accumulated depreciation. Depreciation of buildings, equipment, and other depreciable assets is primarily determined using the straight-line method. Expenditures that substantially improve and/or increase the life of facilities or equipment are capitalized. Maintenance and repair costs are expensed as incurred. Gains and losses on disposals or retirements are recognized in the period they occur.

Property, plant, and equipment assets are evaluated for possible impairment on a specific asset basis or in groups of similar assets, as applicable, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future net cash flows to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Revenue Recognition

The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an agreement exists, (2) delivery has occurred or services have been rendered, (3) the price to the buyer is fixed and determinable, and (4) collectability is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. Revenue from the sale of lumber and wood by-products is recorded at the time of shipment due to terms of such sale being designated free on board (“f.o.b.”) shipping point. Revenue from the sale of timber-cutting rights to third parties is recorded when legal title passes to the purchaser, which is generally upon delivery of a legally executed timber deed and receipt of payment for the timber.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, the provision for income taxes includes amounts currently payable and amounts deferred as tax assets and liabilities, based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and is measured using the enacted tax rates that are expected to be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance which is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in theperiod that includes the enactment date. The Company continuously reviews state and federal tax returns for uncertain tax provisions. Tax benefits are recorded if it is more-likely-than-not that the positions will be sustained upon examination by the taxing authorities and liabilities are recorded if it is deemed less likely that the position taken would prevail. These liabilities are adjusted in the period in which it is determined that the issue is settled with the relevant taxing authority, the expiration of statute of limitation for a tax year in question, a change in tax laws, or other facts become known.

Property Taxes

Property taxes applicable to the Company’s assets are estimated and accrued in the period of assessment. The company is liable for the

payment of rural land tax in Brazil, known as ITR   (ImpostoTeritorial Rural) that is based on approximately 2% of the historical value of the property. FazendaJaturana was registered in the Registro de Imoveis (Property/Land Registry) section of the Receita Federal (Brazilian IRS) for a value of BRL $6,500,000 equivalent to almost $ 4 Million. As of December 31, 2011, the property taxes accrued were $7,714.

Purchased Stumpage Inventory

Purchased stumpage inventory consists of timber-cutting rights and ownership of the actual trees purchased from third parties specifically for use in the Company’s projected production and milling operations. Depending on the timing of acquisition and AMZO age of this acquired stumpage inventory, the net change in this inventory can either be a source or use of cash in the Company’s statements of cash flows.

Shipping and Handling Costs

Shipping and handling costs, such as freight to the customers’ destinations, are included in cost of sales in the Company’s statements of operations. These costs, when included in the amount invoiced to customers, are also recognized in net sales.

Off-Balance Sheet Arrangements

 The Company evaluates its transactions to determine if any variable interest entities exist. If it is determined that the Company is the primary beneficiary of a variable interest entity, that entity will be consolidated into Amazonas’s financial statements.

Effect of recently issued Authoritative Accounting Guidance

 Financial Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements” was effective January 1, 2010, for the Company and requires the disclosure of detailed information about valuation techniques, inputs used in determining fair value, and transfers into and out of Level 1 and Level 2 of the fair value hierarchy. It also clarifies the existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value and amends guidance on employers’ disclosures about postretirement benefit plan assets to require disclosures be provided by asset class instead of major categories of assets. The guidance pertains only to disclosures related to fair value measurements.

Subsequent events

 The Company has signed a letter of intent with Ecologic Transportation, Inc., (EGCT), a Nevada corporation, and Ecologic Systems, Inc., (ECOSYS), a Nevada corporation and wholly owned subsidiary of EGCT.

                                                                                                51

Note 2 – Inventories

Inventories at December 31, 2011 consisted of the following:

2010
Se Semi-hard wood	$80,163
H Hardwood	115,356

$195,519

Lumber inventory amounts at December 31, 2011 stated at lower of cost or net realizable value.

Note 3 – Property, Plant, and Equipment

Property, plant, and equipment at December 31 consisted of the following:

	Range of Useful Lives	2011
LaLand	N/A	$46,983,989

		$46,983,989

Fazenda Jatuarana is a rural forest property of 36,481.629 hectares located in the municipality of Apui, 260 nautical miles south-south east of the city of Manaus, capital of the state of Amazonas in Brazil.  Title was rendered by all of the pertinent authorities to the previous owners in compliance with law no 1826 of the Brazilian Civil Code and published in the Diario Oficial, as required by such law on the 30th of December 1987, under article number 26,391 on that date.  The property is located at the geographical coordinates from point F-8A, at Latitude 07.31’04, 18468 South and Longitude 60,32’12,36491” WGr, with flat coordinates UTM 771.837,95 East and 9.168,238,55 North. The property is inscribed registered in the State Land Office under Protocol 409028, with Registry number 399638 Lv8, effective through seal number AG030633 and digital verifier 7E3-6084-2080-DCO7, in the name of AMAZONAS FORESTAL LLC.

Note 4 – Concentration of Credit Risks

Financial instruments, which potentially subject the Company to credit risk, are trade accounts receivable. Concentration of credit with respect to these trade accounts receivable is limited due to the Company’s customer base as one. At December 31, 2011, the $42,898 accounts receivable was due from a single customer. The Company intends to perform ongoing credit evaluations of its new customers going forward and generally will not require collateral to support accounts receivable.

Note 5 – Due to Shareholder

From time to time, certain shareholders have paid, on behalf of the Company, expenses related to operations.

Note 6 – Shareholders’ Equity

On February 16, 2011, the Company filed documents with the State of Florida Department of Corporations to convert its limited liability company status to a C corporation. Upon conversion, the Articles of Organization were replaced with the Articles of Incorporation authorizing 20,000,000 shares of common stock, no par value.

FINANCIAL AND OTHER INFORMATION

Ecologic Systems, Inc.

The unaudited pro forma financial information of Ecologic Systems, Inc. as of December 31, 2011 gives effect to the Share Exchange as if the transaction had occurred on December 31, 2011.

The unaudited pro forma condensed balance sheet gives effect to the transaction as of December 31, 2011. The unaudited pro forma statement of operations for the calendar year ended December 31, 2011, will not be affected by the transaction.

The unaudited pro forma financial information has been included as required by the rules of the Securities and Exchange Commission and is presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction taken place or had occurred on the earliest date of December 31, 2011.

ECOLOGIC SYSTEMS, INC.
CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEETS
As of September 30, 2011

	Historical ECOSYS			Pro Forma ECOSYS
	December 31,	AMZO	Pro Forma	December 31,
	2011	Consolidation	Adjustments	2011
ASSETS
Current Assets	$-	$45,393	$-	$45,393
Inventory	-	195,519	-	195,519
Land	-	46,983,989	-	46,983,989
TOTAL ASSETS	$-	$47,224,901	$-	$47,224,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$60,000	$88,128	$-	$148,128
Long-Term Liabilities	-	-	-	-
Total Liabilities	60,000	88,128	-	148,128

Total Stockholders' Deficit	(60,000)	47,136,773	-	47,076,773
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$-	$47,224,901	$-	$47,224,901

ECOLOGIC SYSTEMS, INC.
CONDENSED STATEMENT OF OPERATIONS
As of and for the Twelve Months Ended December 31, 2011
(unaudited)

	Historical			Pro Forma
	ECOSYS			ECOSYS
	December 31,	AMZO	Pro Forma	December 31,
	2011	Consolidation	Adjustments	2011

Gross Profit	$-	$13,881	$-	$13,881

General and administrative expenses	21,455	58,574	-	80,029

Operating income (loss)	(21,455)	(44,693)	-	(66,148)

Other Income (expenses)	-	9,586	-	9,586
Net Income (loss)	$(21,455)	$(35,107)	$-	$(56,562)

Net (loss) per common share – basic and diluted	$(0.01)			$(0.00)

Weighted average common shares outstanding - basic and diluted	2,000,000			20,000,000

ECOLOGIC SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
(unaudited)

	December 31,	December 31,	December 31,
	2011	2010	2009
ASSETS
Current Assets
Cash & Cash Equivalents	$-	$21,455	$-
Total Current Assets	-	21,455	-
TOTAL ASSETS	$-	$21,455	$-

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities
Accounts Payable	$-	$484	$2,681
Intercompany advances	-	-	16,113
Notes & Loans Payable	60,000	60,000	-
Total Current Liabilities	60,000	60,484	18,794
TOTAL LIABILITIES	60,000	60,484	18,794

STOCKHOLDERS' (DEFICIT)
Preferred Stock, $0.001 par value, 10,000,000 shares	-	-	-
authorized, none issued and outstanding
as of December 31, 2011, 2010 and 2009, respectively
Common stock, $0.001 par value, 100,000,000 shares	2,000	2,000	2,000
authorized , 2,000,000 shares issued and outstanding
as of December 31, 2011, 2010 and 2009, respectively
Paid In Capital	(2,000)	(2,000)	(2,000)
Accumulated Deficit	(38,544)	(18,794)	-
Net income (loss)	(21,455)	(19,751)	(18,794)
Total Stockholders' (Deficit)	(60,000)	(38,545)	(18,794)
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$-	$21,455	$-

ECOLOGIC SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(unaudited)
				Cumulative
				From12/16/2008
	For the 12 months ended			(Inception) to
	12/31/2011	12/31/2010	12/31/2009	12/31/2011

General and administrative expenses	$21,455	$19,751	$18,794	$60,000

Operating (loss)	(21,455)	(19,751)	(18,794)	(60,000)

Provision for income taxes	-	-	-	-

Net (loss)	$(21,455)	$(19,751)	$(18,794)	$(60,000)

Net (loss) per common share -
basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.03)

Weighted average common shares
outstanding - basic and diluted	2,000,000	2,000,000	2,000,000	2,000,000

ECOLOGIC SYSTEMS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

NOTE 1. OVERVIEW

ECOLOGIC SYSTEMS, Inc.(the “Company”) was incorporated on December 16, 2008 in the state of Nevada.  The Company was formed to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business.

At December 31, 2011 the Company has commenced limited operations.  All activity from December 16, 2008 (date of inception) through December 31, 2011 relates to the Company’s formation and its ongoing development.

Development activities have included developing and managing the “greening” of gas stations along with retrofitting them with alternative energy options and solutions. In order to build this infrastructure, the Company intended to provide turnkey management, installation, and integration of equipment procurement, equipment installation, contracting, fuel, and regulatory tax incentive and grant subsidization proposals.

The Company had signed a Memorandum of Understanding (“MOU”) dated May 12, 2009 with Green Solutions & Technologies, LLC (“GST”) a California based company that provides consumers with direct access to more environmentally friendly “green” fuels and technologies. GST, its principals and associates represent approximately 2,000 gas stations in California, Texas, Minnesota and Florida and have been involved in the retail distribution of energy products for over 20 years. The Company's MOU with GST, would have called for GST to assist the Company in negotiating contracts with the owners of gas stations whereby the Company would represent their interest in arranging for the integration of alternative fuel options and enhancements such as solar panels. Such assistance was never forthcoming, the subsequent formal operating agreement was never entered into and the project continued unilaterally by the Company.

The Company's parent, Ecologic Transportation, Inc., ("EGCT") intends to enter into a Share Exchange and then cause the former wholly owned subsidiary to register the ECOSYS shares held by EGCT and then once there is an effective registration EGCT will disperse the ECOSYS shares through a dividend to its stockholders, pro rata in proportion to their holdings in EGCT at the Closing.   EGCT believes that the Share Exchange will allow EGCT to focus on its core business strategy and generate value for EGCT and the Company's stockholders.  This is more fully discussed in NOTE 6, "Subsequent Events".

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements.  These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Development Stage Company

The Company is a development stage company as defined by ASC 915-10-05, “Development Stage Entity”.  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated, since inception, have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Fiscal Year End
The Company has a fiscal year ending on December 31.

Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments
The carrying amounts reported in the balance sheet for cash, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.
Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken on a tax return. Under ASC 740-10, a tax benefit from an uncertain tax position taken or expected to be taken may be recognized only if it is “more likely than not” that the position is sustainable upon examination, based on its technical merits. The tax benefit of a qualifying position under ASC 740-10 would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Related interest and penalties, if any, are included as components of income tax expense and income taxes payable.

Earnings (Loss) per Share

Basic earnings (loss) per share are computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period.  Diluted earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of both common and preferred stock outstanding for the period.

New Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. NOTES PAYABLE

As at December 31, 2011Notes Payable consisted of a Promissory Note in the amount of $60,000 payable to a third party, which is interest free, due upon demand, and contains a provision to convert the debt into common stock of the Company at par ($.001) value per share.

NOTE 4. STOCKHOLDER’S EQUITY
As at December 31, 2011, no shares of preferred stock are issued and outstanding.

As at December 31, 2011, the total number of authorized shares of common stock that may be issued by the Company is 100,000,000 with a par value of $0.001 per share. The authorized number of shares of common stock has been increased to 500,000,000 shares pursuant to a filing with the State of Nevada effective January 31, 2012 and is discussed in NOTE 6 "Subsequent Events".

On June 9, 2009 2,000,000 shares of common stock were issued to one stockholder at $.001 per share, for a total amount of $2,000.

As at December 31, 2011 the Company has 2,000,000 common shares issued and outstanding.
NOTE 5. INCOME TAX

At December 31, 2011, deferred tax assets consist of:
Net operating loss carry forward	$ 60,000.00
Start-up costs capitalized for tax purposes	$ -
Gross deferred tax assets	$ 60,000.00
Valuation allowance	$ 60,000.00
Net deferred tax assets	$ -

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and net operating loss carry forwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a full valuation allowance.

PROPERTIES

We neither rent nor own any properties. We currently have no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT of ECOSYS

The following table sets forth, as of March 16, 2012, the number of shares of Common Stock owned by the sole shareholder prior to the Closing and subsequent to the Closing.

		Beneficial Ownership Number of Shares		Beneficial Ownership Percentage Owned
Name	Position	Before Closing	After Closing	Before Closing	After Closing
Ecologic Transportation, Inc.	Parent Company	2,000,000	(3,960,000)(1)	100%	3.0%

LEGAL PROCEEDINGS

Presently, there are not any materials pending legal proceedings to which we are a party or as to which any of our property is subject, and we do not know nor are we aware of any legal proceedings threatened or contemplated against us that would prevent us from proceeding with the Share Exchange.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is not trading on any stock exchange. We are not aware of any market activity in our stock since our inception and through the date of this filing.

Holders

As of March 16, 2012 there was one (1) shareholder of two million (2,000,000) shares of our Common Stock.

Dividend

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividend, if any, will be within the discretion of our sole director.  We presently intend to retain all earnings, if any, for use in our business operations and accordingly, our sole director does not anticipate declaring any dividends prior to a business combination.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

The authorized capital stock of our Company consists of 500,000,000 shares of Common Stock, par value $0.001 per share, of which there are 2,000,000 issued and outstanding.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Our stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available. In the event of liquidation, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. Our stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock, par value $0.001 per share, with designations, rights and preferences including rights to dividend, liquidation, conversion, voting, or other rights determined from time to time by our Board of Directors, without shareholder approval.  As of March 16, 2012 we have not designated or issued any shares of Preferred Stock.

This description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and By-Laws, which have been included as an exhibit in previously filed reporting documents.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII Section 1 of our By-Laws provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 78.138(7) of the Nevada Revised Statutes (the “NRS”) provides, with limited exceptions, that:

1. A director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act of failure to act in his capacity as a director or officer unless it is proven that:

(a)  His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)  His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS permits the Company to indemnify its directors and officers as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding if he:

(a)  Is not liable pursuant to NRS 78.138; or

(b)  Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or that with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides for the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made expenses as follows:

(a)  By the stockholders;

(b)  By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or   proceeding;

(c)  If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)  If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.502 and advancement of expenses authorized in ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers, and controlling persons of the Company, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is unenforceable.

Item 1.01       Unregistered Sales of Equity Securities.

Pursuant to the Share Exchange Agreement, at closing, we issued an aggregate of 70,000,000 authorized but unissued shares of common stock of ECOSYS to the shareholders of AMZO in exchange for shares representing 100% of the issued and outstanding common stock of AMZO.  The shares of common stock of ECOSYS were not registered under the Securities Act and were sold under the exemption from registration provided by Section 4(2) of the Securities Act.

Item 2.01       Changes in Control of the Registrant.

Reference is made to the disclosure set forth above under “Item 1.01” of this current report, which disclosure is incorporated herein by reference.  Other than the transactions and agreements disclosed in “Item 1.01,” we know of no arrangements, which may result in a change in control at a subsequent date.

Item 2.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Share Exchange, the current officers and directors of ECOSYS resigned and Edward W Withrow III and Michael Ibar were appointed to serve as Directors.

Item 3.01       Exhibits.

Exhibit1.1        Share Exchange Agreement between Ecologic Transportation, Inc. and Amazonas Florestal, Inc. and Ecologic Systems, Inc.

Exhibit 1.2       Articles of Merger between Ecologic Systems, Inc. and Amazonas Florestal, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.